Exhibit (a)(1)(i)

CONFIDENTIAL

Offering Memorandum:

Offer to Exchange Eligible Outstanding Stock Options

April 19, 2005

CONFIDENTIAL

WATCHGUARD TECHNOLOGIES, INC.

OFFER TO EXCHANGE ELIGIBLE OUTSTANDING STOCK OPTIONS

The Offer and your participation and withdrawal rights expire at 9:00 p.m., Pacific time,

on Tuesday, May 17, 2005 (unless the Offer is extended).

As more fully described in the attached disclosure document for the Offer to Exchange Eligible Outstanding Stock Options (the “Offering Memorandum”), WatchGuard Technologies, Inc. is offering to cancel and exchange all of your outstanding stock options to purchase shares of our common stock that were granted under our 1996 Stock Option Plan, our 2000 Stock Option Plan and our Rapidstream, Inc. 1998 Stock Option Plan, each as amended, and that have an exercise price equal to or greater than $6 per share. Terms that are underlined in this introduction are used throughout this Offer to Exchange Eligible Outstanding Stock Options, and are summarized and defined beginning on page 1 of the “Summary: Frequently Asked Questions” contained in this Offering Memorandum.

•	We intend to exchange the cancelled options for replacement options that we will grant on the same date we cancel the options we accept for exchange, which will be one day after the Offer expires or as soon as practicable thereafter. If you participate in this offering, the number of replacement options you will receive in exchange for your cancelled options will depend upon the exercise price of your cancelled options as follows.

•	Cancelled options with an exercise price between $6.00 and $8.00 per share will be replaced at an exchange ratio of 9 replacement options for every 10 cancelled options, or 90%

•	Cancelled options with an exercise price between $8.01 and $10.00 per share will be replaced at an exchange ratio of 7.5 replacement options for every 10 cancelled options, or 75%

•	Cancelled options with an exercise price of $10.01 or greater per share will be replaced at an exchange ratio of 3.33 replacement options for every 10 cancelled options, or 33.3%

The exercise price of the replacement options will be the fair market value of our common stock on the date they are granted, which we expect will be lower than the exercise price of the options for which they were exchanged. Except as described in this Offering Memorandum, the replacement options will be vested and exercisable to the same degree as the original options would have been had they not been cancelled. All optionees who are employees (including officers) of WatchGuard or our subsidiary are eligible to participate in the option exchange. The option exchange will be effected on the terms and subject to the conditions described in this Offering Memorandum.

You are not required to tender any of your eligible options. However, if you tender any of your eligible options, you must tender all eligible options that you hold. Before deciding whether to tender your options for exchange, you should carefully review this Offering Memorandum and the accompanying Election Form (Attachment A), form of Notice of Change of Election (Attachment B) and Replacement Option Grant Agreement (Attachment C) (collectively, the “Offer”), and the information on WatchGuard’s business and financial status to which we refer you in this Offering Memorandum. Neither we nor our board of directors makes any recommendation as to whether you should tender, or refrain from tendering, your options.

You must decide, together with your own legal, financial or other advisors, whether or not to tender your options.

We are not making the Offer to, and we will not accept any tender of options from, optionees in any jurisdiction in which the Offer or the acceptance of tendered options would be unlawful. At our discretion, however, we may take any actions necessary to enable us to make the Offer to optionees in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender, or refrain from tendering, your options pursuant to the Offer. You should rely only on the information contained in this Offering Memorandum, the accompanying form documents and the information to which we refer you. We have not authorized anyone to give you any information or to make any representation in connection with the Offer that is different from the information and representations contained in this Offering Memorandum and the accompanying form documents, and you should not rely on any such recommendation, representation or information as having been authorized by us.

We must receive all required tender documents no later than 9:00 p.m., Pacific time, on Tuesday, May 17, 2005 (or, if we extend the Offer, no later than 9:00 p.m., Pacific time, on the last day of the extended Offer period). You may not tender options, or change a previous election to tender, after this time.

OFFERING MEMORANDUM

FOR

OFFER TO EXCHANGE ELIGIBLE OUTSTANDING STOCK OPTIONS

Summary: Frequently Asked Questions

This section summarizes, in question-and-answer format, the material terms of the Offer. The complete description of the Offer begins on page 23 of this Offering Memorandum. Because this summary does not contain all of the information you should consider in deciding whether to accept the Offer, you should read carefully the remainder of this Offering Memorandum and the accompanying Election Form, Notice of Change of Election and Replacement Option Grant Agreement, as well as the information to which we refer you. The Offer is made subject to the terms and conditions of these documents, as they may be amended. We have included page numbers to refer you to a more detailed discussion contained elsewhere this Offering Memorandum.

General Questions About the Offer and the Option Exchange Program

•	What is the Offer?

We are offering to exchange eligible stock options to purchase shares of WatchGuard common stock that were outstanding before the commencement of the Offer. In exchange for each outstanding, eligible option, subject to the terms and conditions of the Offer, you will be entitled to receive a grant of a replacement option on the day (the “Replacement Grant Date”) on which we cancel your option, which is the day after the date of the expiration of the Offer, or as soon as practicable thereafter (the “Cancellation Date”). The following is a brief summary of the terms of the Offer:

•	Exchange Ratio: If you participate in the Offer, the number of replacement options you will receive in exchange for your cancelled options will depend upon the exercise price of your cancelled options as follows. (Section 2, Pages 24-25)

•	Cancelled options with an exercise price between $6.00 and $8.00 per share will be replaced at an exchange ratio of 9 replacement options for every 10 cancelled options, or 90%

•	Cancelled options with an exercise price between $8.01 and $10.00 per share will be replaced at an exchange ratio of 7.5 replacement options for every 10 cancelled options, or 75%

•	Cancelled options with an exercise price of $10.01 or greater per share will be replaced at an exchange ratio of 3.33 replacement options for every 10 cancelled options, or 33.3%

Fractional cancelled option shares will be rounded up to the nearest whole share on an option by option basis.

•	Eligible Options: Stock options to purchase shares of WatchGuard common stock, with an exercise price equal to or greater than $6 per share that we granted to eligible optionees under our 1996 Stock Option Plan, our 2000 Stock Option Plan and our Rapidstream, Inc. 1998 Stock Option Plan, each as amended (together, the “Plans”), before the commencement of the Offer and that are still outstanding on the Cancellation Date. (Section 1, Pages 23-24)

Any portion of an option grant that is subject to a domestic relations order (or comparable legal document arising due to the end of a marriage) that is beneficially owned by a person who is not an employee, including part-time employees and officers, of WatchGuard is not eligible to be exchanged in the Offer.

•	Cancelled Options: Eligible options to purchase shares of WatchGuard common stock tendered by eligible optionees in the Offer that we accept for exchange and cancel on the Cancellation Date.

•	Eligible Optionees: Employees (including officers) of WatchGuard or our subsidiary as of April 19, 2005 who have a Service Status with us on the Cancellation Date and on the Replacement Grant Date. (Section 1, Pages 23-24)

•	Exercise Price and Vesting of Replacement Options: The replacement option will have the same terms and conditions as the cancelled option, except that (a) the exercise price per share will be equal to the average of the high and low sales prices of a share of our common stock as reported on the Nasdaq National Market (the “Fair Market Value”) on the Replacement Grant Date, (b) the replacement option will be vested and exercisable at grant as to the percentage of shares that would have vested under the cancelled option as of the date had that option not been cancelled and will continue to vest on the monthly anniversary of the Replacement Grant Date, as discussed below, (c) the term of the replacement option will be the later of the scheduled expiration date of the cancelled option and two years from the Replacement Grant Date and (d) the terms of part of a replacement option will vary in immaterial respects from those of the cancelled option if a replacement option to be granted under the 1996 Plan covers more than 750,000 shares because the replacement option to purchase the excess over 750,000 shares will be granted under another Plan. (Section 2, Pages 24-26)

•	Summary of Terms Used in the Offer

Business Day	Any day other than Saturday, Sunday or a federal holiday.

Cancellation Date	The date on which WatchGuard cancels your tendered option(s), which will be one day (or as soon as practicable thereafter) after the Expiration Time.

Expiration Time	The time before which options must be tendered for exchange in order to participate in the option exchange program, which is 9:00 p.m., Pacific time, on Tuesday, May 17, 2005 (or, if the Offer is extended, 9:00 p.m., Pacific time on the last day of the extended Offer period).

Fair Market Value	The average of the high and low sales prices of a share of our common stock, as reported on the Nasdaq National Market.

ISO	Incentive stock option.

NSO	Nonqualified stock option.

Offer	Offering Memorandum, Election Form, Notice of Change of Election and Replacement Option Grant Agreement.

Offering Memorandum	Disclosure document for the Offer to Exchange Eligible Outstanding Stock Options.

Plans	Our 1996 Stock Option Plan, our 2000 Stock Option Plan and our Rapidstream, Inc. 1998 Stock Option Plan, each as amended.

Replacement Grant Date	The date on which we will grant replacement options, which will be on the same day as the Cancellation Date.

SEC	The Securities and Exchange Commission.

Service Status	Your relationship as an employee, including a part-time employee or officer, of WatchGuard or its subsidiary (as applicable).

•	Why is WatchGuard making the Offer?

One of the keys to the success of our business is the retention of our most valuable asset, our team of employees. We are making the Offer because some of our outstanding options, whether or not currently exercisable, have exercise prices that are significantly higher than the recent range of trading prices of our common stock. We believe that, because our employees are unlikely to exercise these “out-of-the-money” options in the foreseeable future, these options do not provide the incentive to participate in our growth and success and to acquire and maintain stock ownership in WatchGuard that we intended them to have.

This voluntary option exchange program will allow eligible optionees to exchange out-of-the-money options for replacement options that will have exercise prices equal to the Fair Market Value on the Replacement Grant Date. Through this option exchange program, we intend to provide our eligible employees with the benefit of owning options that, over time, may have a greater potential to increase in value and create better performance incentives, thereby maximizing value for the holders of our capital stock, or our stockholders. (Section 3, Pages 27-28)

•	Who is eligible to participate?

Eligible optionees include all optionees who are employees (both full and part time, and including officers) of WatchGuard or our subsidiary on the date the Offer commences. (Section 1, Pages 23-24)

•	How does the option exchange program work?

If you are an eligible optionee who wishes to participate in the Offer, you must make a voluntary election to cancel and exchange all of your eligible options before 9:00 p.m., Pacific time, on Tuesday, May 17, 2005 (or, if the Offer is extended, on or before 9:00 p.m., Pacific time, on the last day of the extended Offer period) (the “Expiration Time”). Your election to tender your options, if not validly withdrawn before the Expiration Time, will be irrevocable after that time. Tendered eligible options that are accepted for cancellation will be cancelled on the Cancellation Date. On the Cancellation Date, we will grant to you, for each option that you tender and we cancel, a replacement option to purchase the number of shares of our common stock as is calculated using the applicable exchange ratio, so long as you have a Service Status on the Replacement Grant Date. The terms and conditions of the replacement option will be as set forth in the Replacement Option Grant Agreement which we will provide to you promptly after the Replacement Grant Date.

•	What do I need to do to participate in the Offer?

To tender your eligible options for exchange, you must

•	complete, sign and date an Election Form and ensure that we receive it, together with any other required documents, before the Expiration Time which is currently expected to be 9:00 p.m., Pacific time, on May 17, 2005 and

•	deliver the required documents to us in one of the following ways: you may hand-deliver them to Karen M. Vogel, our Director, Human Resources, and obtain a written receipt; send them by fax to (206) 613-6600 and obtain a fax confirmation; or send them by registered mail (signature at delivery required) or overnight courier (signature at delivery required) to:

Karen M. Vogel

Director, Human Resources

WatchGuard Technologies, Inc.

505 Fifth Avenue South, Suite 500

Seattle, WA 98104-3892

Phone: (206) 613-3768

If we do not receive your complete and correct Election Form and other required documents before the Expiration Time, you will not be able to exchange your options. We will determine, in our discretion, all questions and interpretations as to the Election Form and other documents, and the validity, eligibility (including time of receipt) and acceptance of tenders. (Section 4, Pages 29-30)

Questions About Alternatives to the Option Exchange Program

•	Why can’t WatchGuard just grant me additional stock options?

Because we have a large number of out-of-the-money options currently outstanding, if we simply granted additional options to all of the optionees, the exercise of those additional options could cause excessive stockholder dilution and negatively affect our future earnings per share.

•	May I exchange the shares of WatchGuard common stock I currently hold from exercising options in the past?

No. The Offer relates only to outstanding options to purchase WatchGuard common stock. You may not exchange shares of WatchGuard common stock in the Offer.

Questions About Options Submitted for Exchange

•	Must I participate in the Offer?

No you are not required to participate in the Offer because participation in the Offer is completely voluntary. However, if you participate in the Offer, you must exchange all eligible options you hold. (Section 1, Pages 23-24)

•	May I elect to tender a portion of my eligible options?

No. If you accept the Offer, you may not elect to tender some of your eligible options. You must tender all options that were granted under one of our Plans before the commencement of the Offer, have an exercise price equal to or greater than $6 per share and are outstanding at the Expiration Time. (Section 1, Page 23)

•	May I exchange only a portion of an option that I have not exercised?

No. You must exchange all eligible options you hold.

•	May I exchange options that are not eligible options?

No. You may exchange only eligible options you hold, and must exchange all eligible options you hold.

•	Will my options that are not eligible options be affected if I exchange my eligible options?

No. Only other eligible options will be affected. All of your eligible options must be exchanged if you exchange any of your eligible options.

•	May I exchange the remaining portion of an option that I have already partially exercised?

Yes. You may tender the remaining portion of an eligible option that you have partially exercised. If you wish to tender any of the remaining portion of an eligible option that you have partially exercised, you must tender the entire remaining portion of the eligible option and all other eligible options. (Section 1, Page 23)

•	May I choose which options to tender, if I have multiple options?

No. You must tender all or none of your eligible options unless an option grant is covered by a domestic relations order (or comparable legal document as the result of the end of a marriage). (See next question and answer; Section 1, Page 23)

Your election to tender or hold your options is entirely at your discretion. We currently expect to cancel properly tendered options on Wednesday, May 18, 2005. (Section 1, Page 24)

•	What if one or more of my option grants are subject to a domestic relations or similar order?

If you are an eligible optionee, you may only elect to exchange the eligible options that you beneficially own. For example, if you hold an option grant to purchase 1,000 shares that is subject to a domestic relations or similar order, 250 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 1,000 shares, then you may elect to exchange the option grant that you beneficially own covering the outstanding 250 shares, or you may elect not to tender that option grant at all. This is your only choice with respect to this option grant. Any portion beneficially owned by a person who is not our employee may not be exchanged in the Offer to exchange (even if legal title to that portion of the option grant is held by you and you are an eligible employee). (Section 1, Page 23)

•	If I elect to accept the Offer, what will happen to my options?

If you accept the Offer and elect to participate in the option exchange program, on the Cancellation Date we will cancel any option(s) that you have tendered for exchange and we have accepted. On the Replacement Grant Date, provided you have a Service Status, we will grant you a replacement option in exchange for your cancelled option. (Section 6, Page 31)

Questions About Replacement Options

•	How many shares will be subject to the replacement option?

As described above, the number of replacement options you will receive in exchange for your cancelled options will depend upon the exercise price of your cancelled options as follows: (Section 2, Pages 24-25)

•	Cancelled options with an exercise price between $6.00 and $8.00 per share will be replaced at an exchange ratio of 9 replacement options for every 10 cancelled options, or 90%

•	Cancelled options with an exercise price between $8.01 and $10.00 per share will be replaced at an exchange ratio of 7.5 replacement options for every 10 cancelled options, or 75%

•	Cancelled options with an exercise price of $10.01 or greater per share will be replaced at an exchange ratio of 3.33 replacement options for every 10 cancelled options, or 33.3%

Cancelled options refer to options to purchase one share of our common stock. Fractional shares will be rounded up to the nearest whole share on an option by option basis.

Example 1

If you exchange 1,000 options with an exercise price of $7 per share, you will receive 900 replacement options.

Example 2

If you exchange 1,000 options with an exercise price of $9 per share, you will receive 750 replacement options.

Example 3

If you exchange 1,000 options with an exercise price of $14 per share, you will receive 333 replacement options.

In addition, the exchange ratios apply to each of your option grants separately. This means that the various options you have received may be subject to different exchange ratios. For example, if you exchange (i) 1,000 options with an exercise price of $7 per share and (ii) 1,000 with an exercise price of $14 per share, then all of the following apply:

•	If you wish to exchange your $14 per share option or your $7 per share option, you must exchange both options (because both options have an exercise price greater than or equal to $6 per share).

•	In exchange for the $14 per share option, you will receive 333 replacement options.

•	In exchange for the $7 per share option, you will receive 900 replacement options. (Section 2, Page 25)

•	Why is the exchange ratio not one-for-one?

Our stock option exchange program must balance the interests of both our option holders and our stockholders. Because we have a large number of outstanding underwater options, exchanging options on a one-for-one basis would affect negatively our dilution, outstanding shares and earnings per share. The exchange ratios selected for the Offer will decrease the total number of options outstanding, and will benefit stockholders by decreasing potential stockholder dilution. The shares of our common stock underlying the tendered options that we accept for cancellation will not be returned to the option pools of our Plans, also decreasing potential dilution. Finally, to further decrease potential stockholder dilution we have agreed to reduce the number of shares reserved under the Plans for grant of options by approximately 4.4 million additional shares.

We determined the exchange ratios based upon factors including the exercise price, estimated Black-Scholes value of the options, the potential compensation cost to us of the exchange and the retention value of the options. The Black-Scholes valuation of the options is a commonly used method to value stock options. (Section 2, Page 25)

•	What will be the terms of the replacement option?

We will grant the replacement option under the same Plan as the cancelled option was granted, pursuant to a new stock option agreement between you and us unless the replacement option is to be granted under the 1996 Plan and covers more than 750,000 shares, in which case replacement options to purchase 750,000 shares will be granted under the 1996 Plan, and the excess over 750,000 shares will be granted under another Plan. Except for the number of shares subject to your option, the number of shares that will be vested at grant, the exercise price and, in some circumstances, the term of your option (all of which are described below), your replacement option will have the same terms and be subject to the same conditions as your cancelled option. The term of each replacement option will expire on the later of the scheduled expiration date of the eligible option being exchanged and two years from the Replacement Grant Date. (Section 2, Page 24)

•	What will be the vesting schedule of the replacement option?

The percentage of the replacement option that will be vested and exercisable on the Replacement Grant Date will be equal to the percentage of shares that would have been vested under the cancelled option as of the Replacement Grant Date had the cancelled option continued to vest on its original schedule. This means that following the Replacement Grant Date, a smaller number of replacement option shares will be vested when compared to your cancelled option, though the same percentage of replacement option shares, as a portion of your entire option grant, will be vested. Thereafter 2.0833% of the replacement option (or the percentage specified in the stock option agreement for the cancelled option, if different) will vest on the monthly anniversary of the Replacement Grant Date, so long as you continue to provide services to WatchGuard or its subsidiary in accordance with the applicable Plan documents and your stock option agreements. For example, if 1,000 options are cancelled in exchange for 750 replacement options and you would have been 50% vested in the cancelled options on the Replacement Grant Date (options to purchase 500 shares would have been vested), you will be 50% vested in the replacement option on the Replacement Grant Date (options to purchase 375 shares will be vested), and you will continue to vest monthly in 2.0833% of the replacement option shares to purchase 750 shares thereafter. (Section 2, Pages 25-26)

You should keep in mind that our stock options vest in monthly, not daily, installments: the portion of your option that vests monthly vests all at once on each one-month anniversary of your grant date. Your replacement option will not be vested with respect to any shares that would have vested under the cancelled option between your last monthly vesting date before the Replacement Grant Date and the Replacement Grant Date. That is, you will receive credit for the number of shares that actually would have been vested under the cancelled option as of the Replacement Grant Date, but you will not receive prorated vesting credit for any days between your last monthly vesting date and the Replacement Grant Date. If the monthly vesting of your option grant has not yet started because your option is an option that vests 25% on the one year anniversary of the date of grant and it was granted less than one year ago, your option will start vesting on a monthly basis on the first monthly anniversary of the Replacement Grant Date following the date your cancelled option would have started vesting. The examples in Section 2 of this Offering Memorandum illustrate how we will calculate the vesting of the replacement option.

You should note that your monthly vesting date will reset on the Replacement Grant Date and will become the monthly anniversary of the Replacement Grant Date. For example, even if your cancelled option vested on the 30th of each month, the replacement option granted on May 18, 2005 will not vest as to the next 2.0833% until June 18, 2005. (Section 2, Pages 25-26)

•	What will be the exercise price of the replacement option?

The exercise price of the replacement option will be the Fair Market Value on the Replacement Grant Date. The Replacement Grant Date will be the Cancellation Date, and is currently expected to be May 18, 2005, assuming we do not extend the Offer. We cannot predict what our stock price will be on that date. We expect that the exercise price of a replacement option will be lower, but the exercise price of a replacement option may be higher, than the exercise price of the cancelled option for which it was exchanged. Even if the exercise price of the replacement option is lower than the exercise price of the cancelled option, we cannot guarantee that our stock price, and therefore the value of your option, will increase or maintain the same level after the Replacement Grant Date. (Section 2, Page 26)

•	Is there any reason why I would not receive replacement options?

The Replacement Grant Date is currently expected to be May 18, 2005, assuming we do not extend the Offer. If, for any reason, you are not our employee on the Replacement Grant Date, you will not receive any replacement options. This could happen if your employment with WatchGuard terminates on the Replacement Grant Date. If your employment with us terminates prior to the Expiration Time, you will automatically be deemed to have revoked any election you made to exchange your eligible options, and will continue to hold your eligible options subject to their terms. Termination of your status as an employee includes, without limitation, the termination of your employment relationship with us or our subsidiary, including termination without cause or with good reason and termination as a result of death or disability, regardless of whether the change is effected by you, by us (or by our subsidiary). Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction, your employment with WatchGuard will remain “at-will” regardless of your participation in the Offer and can be terminated by you or us at any time. (Section 1, Page 24; Section 9, Page 33)

•	Will the replacement option be an ISO or an NSO?

If the option we accept for exchange is an incentive stock option (“ISO”), the replacement option will also be an ISO to the extent it qualifies as an ISO under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). For example, the Code provides that, to the extent the value of the ISOs held by an optionee (as determined at the time of grant based on the Fair Market Value) that first become exercisable in any calendar year exceeds $100,000, the portion that exceeds $100,000 will be treated as a nonqualified stock option (an “NSO”). Both the portion of your cancelled ISO(s) that became exercisable in 2005 or would have become exercisable in 2005 had they not been cancelled and the portion of your replacement ISO(s) that are vested on the Replacement Grant Date or that become exercisable in 2005 count towards your $100,000 limit. As a result, all or part of your replacement option(s) may not qualify for ISO treatment. In addition, notwithstanding anything stated herein, if you are a 10% stockholder, any replacement option granted to you as an ISO will have an exercise price equal to 110% of the Fair Market Value on the Replacement Grant Date and the holding periods required for favorable treatment of ISOs will restart on the Replacement Grant Date. (Section 10, Pages 33-34)

Questions About Participation in the Offer

•	What is the deadline to tender options, and what will happen if I do not turn in my Election Form by the deadline?

The deadline to tender options is the Expiration Time, 9:00 p.m., Pacific time, on Tuesday, May 17, 2005 or such later time as we extend the Offer. We must receive your completed and signed Election Form(s) and any other required documents before the Expiration Time. We may, in our discretion, extend the Offer at any time, but we cannot guarantee that the Offer will be extended and, if extended, for how long. If we do not receive your documents before the Expiration Time, you will not be able to participate in the option exchange. All options you currently hold will remain intact, with their current exercise price, vesting schedule and other terms. (Section 1, Page 24)

We reserve the right to reject any tendered option, including those submitted on Election Forms that we determine are not in the appropriate form (for example, those that do not contain all of the requested information or that contain incorrect or incomplete information) or that we determine are unlawful to accept. Otherwise, we plan to accept all properly and timely submitted elections to tender that are not validly withdrawn by the optionee before the Expiration Time. (Section 4, Page 29)

•	If I participate in the Offer, when will my current options be cancelled?

Tendered options we accept for exchange under the Offer will be cancelled on the day after the Expiration Time, or as soon as practicable thereafter. (Section 6, Page 31)

•	When will the replacement options be granted?

We will grant the replacement options effective on the Replacement Grant Date, which will be not more than two business days following the Cancellation Date, and is currently expected to be May 18, 2005, assuming we do not extend the Offer. (Section 6, Page 31)

•	When will I receive my new stock option agreement?

Promptly after the Cancellation Date, we will send you a Replacement Option Grant Agreement for each replacement option granted in exchange for each of your eligible options. We plan to send you a Replacement Option Grant Agreement for each replacement option promptly after May 18, 2005, assuming we do not extend the Offer. (Section 6, Page 31)

•	May I withdraw or change my previous election to tender?

You may withdraw a previous tender of all your eligible options at any time before the Expiration Time. To do so, you must deliver to us before the Expiration Time, using hand delivery, fax, registered mail or overnight courier as described above, a completed Notice of Change of Election, in which you will specify that you elect to withdraw all of your eligible options and decline the Offer in its entirety. If you properly submit a Notice of Change of Election, your previously submitted Election Form will be disregarded to the extent specified in the Notice of Change of Election, and you will be deemed to have withdrawn all of your options and declined to participate in the option exchange program. If your Notice of Change of Election does not list an option that you had previously listed on an Election Form, you will be deemed to have withdrawn your tender of that option and may re-tender that option only by again following the election procedures described above. (Section 5, Pages 30-31)

•	Am I eligible to receive options in the future if I participate in the Offer?

Any additional option grant(s) to you after the Replacement Grant Date will be made at the sole discretion of our board of directors. (Section 3, Page 28)

Questions About Deciding Whether to Participate in the Offer

•	How should I decide whether or not to participate in the option exchange?

We understand that this will be a challenging decision for many optionees. If you participate in the Offer, you will forfeit some of your existing options for replacement options with a lower exercise price covering fewer shares of WatchGuard common stock. If our company performs exceptionally well in the future, there could be a point in time where any options you exchange in the Offer would have had a greater value to you than your replacement options would have to you. You must therefore make your own decision whether to participate, which will depend largely on your assumptions about the future performance of our business, the future economic and equity market environments in the United States and worldwide, your continued relationship with WatchGuard, and other factors of personal importance to you.

Before deciding whether to tender your options, you should consult with your personal legal, financial and tax advisors and carefully review the information regarding the Offer and our business and financial condition that we have provided or to which we refer you.

•	What risk should I consider in deciding whether to exchange my eligible options?

Tendering your options does involve some risks. In particular, depending upon the exercise price of your options, you will forfeit some of your existing options for replacement options with a lower exercise price covering fewer shares of WatchGuard common stock. In tendering your eligible options, you should consider this risk as well as the risks that are part of our business. You should carefully consider these risk factors and the risk factors relating to our business and financial condition described on pages 11 though 22 of this Offering Memorandum. In addition, if we file our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 prior to the expiration of the Offer, as extended, you should read the section entitled “Important Factors That May Affect Our Business, Our Operating Results and Our Stock Price” included therein. In addition, you should carefully review the information about us.

•	What are the tax consequences of my participation in the Offer?

This section discusses only U.S. federal income tax consequences of the Offer. If you live and work in a foreign country, you should consult your own tax and financial advisors to determine the tax, social insurance and other financial consequences of the Offer applicable to your personal circumstances and the country in which you live and work.

We believe that the cancellation and exchange of options pursuant to the terms of the Offer will be treated as a nontaxable exchange for U.S. federal income tax purposes. This means that, at the time your options are cancelled or at the time we grant you the replacement options, you will not recognize taxable income.

If your cancelled option was an ISO, we intend to treat your replacement option as an ISO to the extent permitted by applicable law. Because the replacement option will be treated as a new grant, however, the replacement option must satisfy the ISO requirements as of the Replacement Grant Date. For example, the replacement option will be subject to the $100,000 annual limit on ISOs first becoming exercisable in any calendar year, and the holding periods required for favorable tax treatment of ISOs will restart on the Replacement Grant Date.

In addition, notwithstanding anything stated herein, if you are a 10% stockholder, any replacement option granted to you as an ISO will have an exercise price equal to 110% of the Fair Market Value on the Replacement Grant Date.

If you elect not to tender any options, we do not believe that your choice not to participate in the Offer will affect the U.S. federal tax treatment of any ISO you hold. (Section 10, Page 34)

You should consult with your own tax advisor to determine the tax consequences of the Offer applicable to your particular situation. You may be subject to tax other than U.S. federal income tax.

•	Are there any conditions to the Offer?

The Offer is subject to the conditions discussed in this Offering Memorandum. We may terminate or amend the Offer if certain listed events occur. The Offer is not conditioned, however, on the tender by a minimum number of optionees or the tender of options covering a minimum number of shares. (Section 7, Pages 31-32)

•	What does WatchGuard’s board of directors think of the Offer?

Although our board of directors has approved the option exchange program and the Offer, neither we nor the board makes any recommendation as to whether you should tender, or refrain from tendering, your options. (Section 3, Page 28)

Additional Questions

•	What happens if the replacement options end up out-of-the-money again?

We consider the Offer to be a one-time-only offer. Although the Fair Market Value of our common stock will fluctuate over the term of the replacement options and could decline below the exercise price, we do not expect to offer another option exchange program in the foreseeable future. While we hope that our market performance will allow the replacement options to appreciate in value, we cannot guarantee our future stock price or that it will exceed the exercise price of the replacement options on the Replacement Grant Date or on any date thereafter.

•	Who can I contact if I have questions about the Offer?

For additional information or assistance, you should contact Karen M. Vogel, our Director, Human Resources, at (206) 613-3768.

RISK FACTORS RELATING TO THE OFFER

Participation in the option exchange program involves a number of potential risks. This section highlights the material risks of accepting the Offer and tendering your options for cancellation and exchange. You should carefully consider these risk factors relating to the Offer and the risk factors relating to our business and financial condition described below, and you should carefully read the remainder of this Offering Memorandum, as well as the Election Form and the Notice of Change of Election, before deciding to accept the Offer.

Economic Risks

If you participate in the Offer, the number of option shares you will receive upon exercise of your replacement options will be less than the number of shares you would have received upon exercise of your cancelled options.

The exchange ratio of the Offer is not one-for-one. The number of replacement option shares to be granted in exchange for your cancelled options are as follows:

•	Cancelled options with an exercise price between $6.00 and $8.00 per share will be replaced at an exchange ratio of 9 replacement options for every 10 cancelled options, or 90%

•	Cancelled options with an exercise price between $8.01 and $10.00 per share will be replaced at an exchange ratio of 7.5 replacement options for every 10 cancelled options, or 75%

•	Cancelled options with an exercise price of $10.01 or greater per share will be replaced at an exchange ratio of 3.33 replacement options for every 10 cancelled options, or 33.3%

Tax-Related Risks for U.S. Residents

Your replacement option may not qualify for ISO treatment even if your cancelled option was an ISO.

If your cancelled option was an ISO, we intend to treat your replacement option as an ISO, but only to the extent that it qualifies as an ISO under Section 422 of the Code. For example, the Fair Market Value of shares subject to ISOs that first become exercisable by the optionee in any calendar year cannot exceed $100,000, as determined using the aggregate Fair Market Value determined at the time of grant. To the extent the aggregate exercise price of your ISOs exercisable in any one calendar year exceeds this $100,000 limit, your ISOs will be treated as NSOs. Your participation in the Offer could cause your ISOs to exceed this limit, because both the portion of your cancelled ISO(s) that became exercisable in 2005 or that would have become exercisable in 2005 had they not been cancelled, and the portion of your replacement ISO(s) that are vested on the Replacement Grant Date or that become exercisable in 2005 count towards your $100,000 limit. As a result, all or part of your replacement option(s) may not qualify for ISO treatment. In addition, notwithstanding anything stated herein, if you are a 10% stockholder, any replacement option granted to you as an ISO will have an exercise price equal to 110% of the Fair Market Value on the Replacement Grant Date.

You will be required to restart the measurement period to qualify for favorable treatment of your replacement options that are ISOs.

Under the internal revenue code, in order to receive favorable tax treatment of your ISOs, you must hold your replacement options for two years after the Replacement Grant Date and the shares subject to your ISOs one year after your exercise of the replacement options. The replacement options are considered a new grant for tax purposes and therefore the ownership of the eligible options does not count towards the ISO holding periods. If all ISO requirements are met, and if the holding period requirements are met, upon the sale of the shares underlying the ISO, the excess of the sale price over the exercise price of the ISO, as adjusted for any stock splits, reverse stock splits, combinations, stock dividends or similar events, will be treated as long-term capital gain. (See Section 10)

Business-Related Risks

We have incurred losses in the past and may not achieve or sustain consistent profitability, which could result in a decline in the value of our common stock.

Since inception, we have incurred net losses and experienced negative cash flows from operations in each quarter, except that we had net income and a positive cash flow from operations in the third quarter of 2000 and a positive cash flow from operations in the third quarter of 2001. As of December 31, 2004, we had an accumulated deficit of approximately $138.0 million. Although our revenues have increased each year since we began operations, we may not be able to continue to grow our revenue in the future, and even if we do, the historical percentage growth rate of our revenues may not be sustainable as our revenue base increases. In addition, irrespective of our revenue, we may not achieve or sustain profitability in future periods as a result of our operating expenses. We expect that over time we will have to increase our operating expenses in connection with:

•	continuing to develop our technology;

•	expanding into new product markets;

•	expanding into new geographic markets;

•	continuing to drive demand of our products;

•	hiring additional personnel;

•	upgrading our information and internal control systems;

•	pursuing additional strategic acquisitions; and

•	meeting enhanced regulatory and corporate governance requirements.

If we are unable to achieve or sustain profitability in future quarters, the trading price of our common stock could decline.

Our operating results fluctuate and could fall below expectations of securities analysts and investors, resulting in a decline in our stock price.

Our quarterly and yearly operating results have varied widely in the past and will probably continue to fluctuate. For this reason, we believe that period-to-period comparisons of our operating results may not be meaningful. In addition, our limited operating history makes predicting our future performance difficult. If our operating results for a future quarter or year fail to meet market expectations, this shortfall could result in a decline in our stock price.

We base our spending levels for product development, sales and marketing and other operating expenses largely on our expected future revenues. Because our expenses are largely fixed for a particular quarter or year, we may be unable to reduce our spending in time to compensate for any unexpected quarterly or annual shortfall in revenues. If this occurs our operating results could fall below the expectations of securities analysts and investors, which could result in a decline in our stock price.

If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our operating results could fall below expectations of securities analysts and investors, resulting in a decline in our stock price.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in our discussion and analysis of financial condition and results of operations in our annual report on Form 10-K for the fiscal year ended

December 31, 2004, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of securities analysts and investors, resulting in a decline in our stock price.

Significant assumptions and estimates used in preparing our consolidated financial statements include those related to:

•	revenue recognition, including sales returns and allowances;

•	provision for doubtful accounts;

•	inventory reserves;

•	restructuring reserves; and

•	analysis of impairment of goodwill and other long-lived intangible assets.

Examples of estimates we have made include, but are not limited to, those associated with the costs of excess and obsolete inventory, costs of our 2001 and 2002 restructuring, impairment analysis of the intangible assets obtained in our 2002 acquisition of RapidStream, as well as goodwill relating to the acquisitions of BeadleNet LLC, Qiave Technologies Corporation and RapidStream, Inc. The estimates may prove to be inaccurate. For example, the costs of excess and obsolete inventory may increase above current estimates if our revenues fall below our sales forecasts. Although we do not anticipate further significant adjustments to our 2001 and 2002 restructuring in addition to the $1 million charge we recorded in the fourth quarter of 2003 and the $400,000 charge we recorded in the third quarter of 2004, the actual costs related to the restructuring may differ from our estimate if it takes us longer than expected to find suitable tenants for our excess facilities or if there are further changes in the real estate market where excess facilities are located.

If potential customers do not accept our Firebox products and related optional products and services, including the LiveSecurity Service, our business will not succeed.

We currently expect that future revenues will be primarily generated through sales of our Firebox products and related optional products and services, including the LiveSecurity Service, and we cannot succeed if the market does not accept these products and services. Some of our Firebox products, particularly our key Firebox X line of products, however, are relatively new and unproven. The Firebox X Core line of products has only been available since February 2004 and the Firebox X Edge line of products has only been available since August 2004. In addition, we have only recently begun to focus on marketing and selling the related optional products and services, and we may be unsuccessful in marketing, selling and delivering these types of options. The Firebox X family of products, which replaces a product line that represented a majority of our revenues and augments our existing SOHO security products, also represents a new approach to providing security to the SME in that the products are designed to be expandable both to incorporate additional features and to provide increased performance, and we may be unsuccessful in marketing and selling this type of product or the upgrades necessary for customers to take advantage of the expandability. If customers purchase less expensive models than they otherwise would because of the ability to later upgrade the product, but then fail to purchase upgrades, our revenues from those products would be negatively affected. In addition, we may have to continue or increase discounts on the old SOHO product line to maintain an acceptable level of sales, which could also adversely affect our revenues. If sales of our Firebox products do not meet expectations, we may have excess inventory of products or components, and such excess inventory would have a negative impact on our operating results.

To receive our LiveSecurity Service and other optional services, enterprises are required to pay an annual subscription fee, either to us or, if they obtain the service through one of our channel customers, to the channel customer. SMEs may be unwilling to pay a subscription fee to keep their Internet security up to date and to receive Internet security-related information or to obtain additional security-related features and services.

Because our LiveSecurity Service is an innovative service, and our other subscription services are new and unproven, we may not be able to accurately predict the rate at which our customers will renew their annual subscriptions. In addition, most businesses implementing security services have traditionally managed their own Internet security rather than using the services of third-party service providers. As a result, our products and services and the outsourcing of Internet security to third parties may not achieve significant market acceptance.

If we are unable to compete successfully in the highly competitive market for Internet security products and services for any reason, including because current or potential competitors gain competitive advantage through partnering or acquisition, our business will fail.

The market for Internet security products is intensely competitive and we expect competition to intensify in the future. An increase in competitive pressures in our market or our failure to compete effectively may result in pricing reductions, reduced gross margins and loss of market share. Currently, the primary competitors in our industry include Check Point Systems, Inc., Cisco Systems, Inc., Fortinet Inc., Juniper Networks, Inc., Nokia Corporation, SonicWALL, Inc. and Symantec Corporation. Other competitors offering security products include hardware and software vendors such as Network Associates, Inc., operating system vendors such as Microsoft Corporation, Novell, Inc. and Sun Microsystems, Inc., and a number of smaller companies. Many of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, marketing and other resources than we do. In addition, many of our smaller competitors that specialize in providing protection from a single type of Internet security threat are often able to deliver these specialized Internet security products to the market more quickly than us. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their resources. In addition, current or potential competitors may be acquired by third parties with greater available resources, as has happened as a result of Juniper’s acquisition of Netscreen Technologies, Inc. As a result of such acquisitions, our current or potential competitors might be able to adapt more quickly to new technologies and customer needs, devote greater resources to the promotion or sale of their products and services, initiate or withstand substantial price competition, take advantage of acquisition or other opportunities more readily or develop and expand their product and service offerings more quickly. In addition, our competitors may bundle products competitive with ours with other products that they may sell to our current or potential customers. These customers may accept these bundled products rather than separately purchasing our products.

While some of our competitors have traditionally targeted either large-enterprise security needs or consumer security needs, these vendors could adapt their existing products to make them more attractive to our markets. If these or other of our competitors were to focus their greater financial, technical and marketing resources on our markets, our business could be harmed. In addition, as our security solutions are adopted by larger enterprises, we expect to see increased competition from our competitors that traditionally target large-enterprise security needs. Increased competition in any of our markets could result in price reductions, fewer customer orders, reduced gross margins and loss of market share.

We rely on third-party channel customers to generate most of our revenues, and if they fail to perform, our ability to sell our products and services will be limited.

We sell most of our products and services through our distribution network, and we expect our success to continue to depend in large part on the performance of this network. To the extent our channel customers are unsuccessful selling our products, or we are unable to partner with and retain a sufficient number of channel customers in each of the regions in which we sell products, our ability to sell our products and services will be limited. Our channel customers also have the ability to sell products and services that are competitive with ours, to devote more resources to those competitive products or to cease selling our products and services altogether. The loss of one or more of these channel customers, a reduction in their sales or a reduction in our share of their sales of Internet security products, particularly if any such changes result in increased sales of competitive products, could harm our business. In addition, we are still in the process of reorganizing our channel in the Asia Pacific region and, particularly, Japan. If this reorganization causes disruption, we could experience a loss or reduction in sales involving one or more of our channel customers.

Channel customers often specialize in selling certain types of products or in selling to specific segments of the market. To be successful, we must therefore have the right channel customers selling our products in the appropriate market segments as well as have a sufficient number of channel partners selling our products. To the extent that we are unable to partner with and retain the right channel customers to sell our products, or that we introduce new products that our channel customers are unable to sell effectively, our ability to sell our products and services will be limited. For example, our Firebox X Peak line of products that we expect to introduce in the first half of 2005 are targeted at SME customers that are typically larger or more sophisticated in their use of the Internet than those buying our other Firebox X products. If our current channel customers are unable to sell this product line effectively, of if we are unable to join with and retain channel customers that can sell this product line effectively, our ability to sell this product line and related services may be limited.

Implementation of anticipated changes in our revenue policies related to third-party channel customers could negatively affect revenues in 2005.

We recognize revenue from a majority of our channel customers when we sell product to them (the “sell in” method) rather than when they in turn sell the product to their end customers (the “sell through” method). Due to changes in contractual obligations with certain channel customers in North America, Australia and New Zealand and the need to offer promotional programs to give us the flexibility in those markets to be more competitive, responsive and effective, we will be required to recognize revenue on a sell through method rather than a sell in method for these customers. The contractual changes and the resulting conversion of these customers from a sell in method to a sell through method of revenue recognition will occur in the first quarter of 2005. If we are successful in achieving our desired results, we will evaluate taking similar measures with customers in other parts of the world. When a channel customer is converted from a sell in method to a sell through method of revenue recognition, revenue can no longer be recognized when product is sold to the channel customer, and revenue from products already in that channel customer’s inventory (and for which revenue was already recognized by us) cannot be recognized when those products are sold through to end customers. No revenue can therefore be recognized from a converted channel customer until after the inventory existing at the time of the conversion is sold through to end customers. Based on current channel inventory levels and our projections of sales to end customers, we estimate that this conversion will have a $2 million to $3 million adverse effect, in the aggregate, on our revenues reported in the first quarter of 2005, with the possibility of some carryover to the second quarter of 2005 if all of the previously recognized sales into the channel customer’s inventory are not depleted by the end of the first quarter of 2005. Upon completion of this conversion of channel customers in North America, Australia and New Zealand, we expect that business conducted on a sell through method will generate approximately 50% to 60% of our total revenues. To the extent additional channel customers are converted, there will be an adverse effect on revenues for the quarter in which those conversions take place, with the magnitude depending on the inventory levels in those channel partners at the time of conversion. To recognize revenue on a sell through method from a channel customer, we will need to establish that we can obtain adequate reporting on inventory levels from that channel customer to determine how much of our product has been sold to the end customers of that channel customer. If we are unable to obtain such reporting, our ability to recognize revenue from such channel customers could be materially adversely affected and our financial results would be harmed.

Product returns, retroactive price adjustments and rebates could exceed our allowances, which could adversely affect our operating results.

We provide most of our channel customers with product return rights for stock rotation and price protection rights for their inventories, which they may exercise if we lower our prices for those products. We also provide promotional rebates to some of our channel customers. We may experience significant returns, price adjustments and rebate costs for which we may not have adequate allowances, particularly with the recent introduction of our Firebox X line of products, which replaced the Firebox III line of products. The short life cycles of our products and the difficulty of predicting future sales increase the risk that new product introductions or price reductions by us or our competitors could result in significant product returns or price adjustments. When we introduced the

Firebox II, the Firebox III and then later the Firebox X Core and Firebox X Edge security appliances, we experienced an increase in returns of previous products and product versions. Provisions for returns and allowances were $7.3 million in 2003 and $8.1 million in 2004, or 8.4% and 8.9% of total revenues before returns and allowances. While we review and adjust our provision for returns and allowances in order to properly reflect the potential for promotional rebate costs, increased returns and pricing adjustments associated with the introduction of new products, such as the Firebox X product lines, including the expected release of the Firebox X Peak product line in the first half of 2005, the provision may still be inadequate. An increase in the provision for returns and allowances will result in the reduction of revenues.

Customer demand, competitive pressure and rapid changes in technology and industry standards could render our products and services unmarketable or obsolete, and we may be unable to introduce new or improved products and services, or update existing products or services, timely and successfully.

To succeed, we must continually change and improve our products, add new products and services, and provide updates to products and services in response to changes in customer demand, competitive pressure, rapid technological developments and changes in operating systems, Internet access and communications, application and networking software, computer and communications hardware, programming tools, computer language technology and computer hacker techniques. We may be unable to successfully and timely develop and introduce these new, improved or updated products and services or achieve and maintain market acceptance for new, improved or updated products and services we develop and introduce.

The development and introduction of new, technologically advanced Internet security products and services, or providing updates to existing products or services, is a complex and uncertain process that requires great innovation, the ability to anticipate technological and market trends, the ability to deliver updates to a large customer base efficiently and in a timely fashion and the ability to obtain required domestic and foreign governmental and regulatory certifications. Because Internet security technology is complex and often contains encryption technology, it can require long development, testing and certification periods.

Releasing new or improved products and services, or updates to products or services, prematurely may result in quality problems, and releasing them late may result in loss of customer confidence and market share. In the past, we have experienced delays in the scheduled or expected introduction of new, improved and updated products and services, and in the future we may experience delays, or be unable to introduce an expected new, improved or updated product or service at all. When we do introduce new or enhanced products and services, we may be unable to successfully manage the transition from the older products and services to minimize disruption in customer-ordering patterns, avoid excessive inventories of older products and deliver enough new products and services to meet customer demand. In the past, when we have introduced new or improved products or services, we have experienced issues with the transition, which had an adverse effect on our operating results. These have included, but were not limited to, issues such as excess inventories of products that were replaced that we had difficulty selling as customer demand for those product decreased, shortages of new product due to manufacturing and delivery issues that prevented us from delivering enough new product to meet demand and lower-than-expected initial sales of new or improved products as our sales personnel and channels adapted to selling the new or improved products or services.

Seasonality and concentration of revenues at the end of the quarter could cause our revenues to fall below the expectations of securities analysts and investors, resulting in a decline in our stock price.

The growth rate of our domestic and international sales has been and may in the future be lower in the summer months, when businesses often defer purchasing decisions. Also, as a result of customer-buying patterns and the efforts of our sales force to meet or exceed quarterly and year-end quotas, historically we have received a substantial portion of a quarter’s sales orders and earned a substantial portion of a quarter’s revenues during the quarter’s last month and the latter half of the last month. If expected revenues at the end of any quarter are delayed, our revenues for that quarter could fall below the expectations of securities analysts and investors, resulting in a decline in our stock price.

We may be unable to deliver our products and services if component manufacturers fail to supply component parts with acceptable quantity, quality and cost.

We obtain the component parts for our hardware from a variety of manufacturers. Companies in the electronics industry regularly experience lower-than-required component allocations, and the industry is subject to frequent component shortfalls. We have experienced such component shortfalls recently, with memory and flash component manufacturers providing these components on a limited allocation basis only. Although we have found additional or replacement sources for hardware components in the past, it is possible that we might not be able to find additional or replacement sources for our hardware components to address future shortfalls. Even if we find replacement sources, our operations could be disrupted or negatively affected if we have to add or switch to a replacement vendor, if our component supply is interrupted for an extended period or if the costs of the components increase due to shortages, which could result in loss of customer orders and revenue.

We may be unable to deliver our products and services if manufacturers fail to supply finished product with acceptable quantity, quality and cost.

We rely on third-party contract manufacturers for the assembly of all of our security appliance hardware platforms and for the design of certain of our security appliance hardware platforms. If a third-party manufacturer fails to or inadequately performs its obligations, we may be required to find a replacement, possibly on relatively short notice. Moreover, our contract manufacturers may not be able to react quickly if our forecasts exceed or fall short of our predictions. Even if we are able to find a replacement source for these finished products on a timely basis, our operations could be disrupted if we have to add or switch to a replacement manufacturer, particularly if we were required to replace or redesign a hardware platform, or if our finished goods supply is interrupted for an extended period, which could result in loss of customer orders and revenue.

We may be unable to deliver our products and services if we cannot continue to license third-party technology that is important for the functionality of our products or for delivering new products.

Our success will depend in part on our continued ability to license technology that is important for the functionality of our products and for the delivery of new products based on third-party technology. A significant interruption in the supply of a third-party technology, including open source software, could delay our development and sales of existing, updated or new products until we can find, license and integrate equivalent technology. This could damage our brand and result in loss of current and potential customers. Although we believe that we could find other sources for the technology we license, alternative technologies may be unavailable on acceptable terms, if at all. We depend on our third-party licensors to deliver reliable, high-quality products, develop new products on a timely and cost-effective basis and respond to evolving technology and changes in industry standards. We also depend on the continued compatibility of our third-party software with future versions of our products.

If we do not retain our key employees, if changes to the management team cause disruption or if new management team members fail to perform, our ability to formulate and execute our business strategy will be impaired.

Our future success will depend largely on the efforts and abilities of our senior management and our key development, technical, operations, information systems, customer support and sales and marketing personnel, and on our ability to retain them. These employees are not obligated to continue their employment with us and may leave us at any time. In addition, there have been changes to our management team recently, including the addition of a new chief executive officer and interim chief financial officer in 2004 and a new vice president of North American sales in 2005. If these changes have a negative impact on our operations, our business and operating results could be adversely affected.

Because many potential customers do not fully understand or remain unaware of the need for comprehensive and up-to-date Internet security, may perceive it as costly and difficult to implement, or may not understand the components of comprehensive Internet security well enough to effectively compare competitive offerings, our products and services may not achieve market acceptance.

We believe that many potential customers, particularly SMEs, do not fully understand or are not aware of the need for comprehensive and up-to-date Internet security products and services, and also may not fully understand the components of comprehensive Internet security well enough to effectively compare competitive offerings. Any inability to effectively compare competitive offerings may give companies with greater resources or more recognizable brands a competitive advantage over us. In addition, historically, only enterprises having substantial resources have developed or purchased comprehensive Internet security solutions and kept such security up to date. Also, there is a perception that comprehensive Internet security is costly and difficult to implement. We will therefore not succeed unless the market understands the need for comprehensive and up-to-date Internet security and we can convince our potential customers of our ability to provide this security in an integrated, cost-effective and administratively feasible manner. Although we have spent, and will continue to spend, considerable resources educating potential customers about the need for comprehensive and up-to-date Internet security and the benefits of our products and services, our efforts may be unsuccessful.

We may be unable to adequately expand and adapt our operational systems to accommodate growth or recent changes in how we deliver our products and services to customers, which could harm our ability to deliver our products and services.

Our operational systems have not been tested at the customer volumes that may be required in the future. In addition, our operational systems required for the delivery of products and services through license-key activation were not originally designed for the combination of the number of product and service offerings and customer volumes that may be required in the future, and we will have to update and expand our operational systems to accommodate this activity. We may be unable to update and expand our operational systems in a timely fashion or without disruption to our business, and we may encounter performance difficulties when operating with a substantially greater number of customers or a substantially greater number of products and services offered through license-key activation or a combination of the two. These difficulties could harm our ability to deliver our products and services. An inability to add software and hardware or to develop and upgrade existing technology or operational systems to handle increased traffic or increased number of products and services offered through license-key activation may cause unanticipated system disruptions, slower response times and poor customer service, including problems filling customer orders.

Undetected product errors or defects could result in loss of revenues, delayed market acceptance and claims against us.

Our products and services may contain undetected errors or defects, especially when first released. Despite extensive testing, some errors are discovered only after a product has been installed and used by customers. Any errors discovered after commercial release could result in loss of revenues or claims against us or our channel customers.

We may be required to defend lawsuits or pay damages in connection with the alleged or actual failure of our products and services.

Because our products and services provide and monitor Internet security and may protect valuable information, we may face claims for product liability, tort or breach of warranty relating to our products and services. Anyone who circumvents our security measures could misappropriate the confidential information or other property of end-users using our products and services or interrupt their operations. If that happens, affected end-users or channel customers may sue us. In addition, we may face liability for breaches caused by faulty installation and implementation of our products by end-users or channel customers. Although we attempt to reduce the risk of losses from claims through contractual warranty disclaimers and liability limitations, these provisions may be unenforceable. Some courts, for example, have found contractual limitations of liability in standard software licenses to be unenforceable because the licensee does not sign the license. Defending a suit, regardless of its merit, could be costly and could divert management attention. Although we currently maintain business liability insurance, this coverage may be inadequate or may be unavailable in the future on acceptable terms, if at all.

A breach of security could harm public perception of our products and services.

We will not succeed unless the marketplace is confident that we provide effective Internet security protection. Even networks protected by our software products may be vulnerable to electronic break-ins and computer viruses. If an actual or perceived breach of Internet security occurs in an end-user’s systems, regardless of whether the breach is attributable to us, the market perception of the efficacy of our products and services could be harmed. This could cause us or our channel customers to lose current and potential customers or cause us to lose potential channel customers. Because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques.

If we are unable to prevent attacks on our internal network system by computer hackers, public perception of our products and services will be harmed.

Because we provide Internet security, we are a significant target of computer hackers. We have experienced attacks by computer hackers in the past and expect attacks to continue. If attacks on our internal network system are successful, public perception of our products and services will be harmed.

We may be unable to adequately protect our operational systems from damage, failure or interruption, which could harm our reputation and our ability to attract and retain customers.

Our operations, customer service, reputation and ability to attract and retain customers depend on the uninterrupted operation of our operational systems. Although we utilize limited off-site backup facilities and take other precautions to prevent damage, failure or interruption of our systems, our precautions may be inadequate. Any damage, failure or interruption of our computer or communications systems could lead to service interruptions, delays, loss of data and inability to accept and fill customer orders and provide customers with our LiveSecurity Service and other optional services.

Governmental controls over the export or import of encryption technology could cause us to lose sales.

Any additional governmental regulation of imports or exports or failure to obtain required export approval of our encryption technologies in a timely fashion, if at all, could adversely affect our international and domestic sales. The United States and various other countries have imposed controls, export license requirements and restrictions on the import or export of some technologies, especially encryption technology. In addition, from time to time governmental agencies have proposed additional regulation of encryption technology, such as requiring the escrow and governmental recovery of private encryption keys. Additional regulation of encryption technology could delay or prevent the acceptance and use of encryption products and public networks for secure communications. This, in turn, could result in decreased demand for our products and services. In addition, some foreign competitors are subject to less stringent controls on exporting their encryption technologies. As a result, they may be able to compete more effectively than we can in the U.S. and international Internet security markets.

We may be unable to adequately protect our proprietary rights, which may limit our ability to compete effectively.

Despite our efforts to protect our proprietary rights, unauthorized parties may misappropriate or infringe on our patents, trade secrets, copyrights, trademarks, service marks and similar proprietary rights. For example, our former Vice President of America Sales recently joined our competitor SonicWALL as its Vice President of Channel Sales. We filed a complaint in federal court against this former employee and SonicWALL to prevent the misappropriation of our trade secrets and to enjoin the acts of unfair competition by this former employee and

SonicWALL. We may, however, be unsuccessful in protecting our trade secrets or, even if successful, any required litigation may be costly and time consuming, which could harm our business. Moreover, we face additional risk when conducting business in countries that have poorly developed or inadequately enforced intellectual property laws. While we are unable to determine the extent to which piracy of our software products exists, we expect piracy to be a continuing concern, particularly in international markets and as a result of the growing use of the Internet.

If we fail to obtain and maintain patent protection for our technology, we may be unable to compete effectively. We have twelve issued patents and sixteen patents pending, but our patent applications may not result in issued patents. Even if we secure a patent, the patent may not provide meaningful protection. In addition, we rely on unpatented proprietary technology. Because this proprietary technology does not have patent protection, we may be unable to meaningfully protect this technology from unauthorized use or misappropriation by a third party. In addition, our competitors may independently develop similar or superior technologies or duplicate any unpatented technologies that we have developed, which could significantly reduce the value of our proprietary technology or threaten our market position.

Intellectual property claims and litigation could subject us to significant liability for damages and invalidation of our proprietary rights.

In the future, we may have to resort to litigation to protect our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Any litigation, regardless of its success, would probably be costly and require significant time and attention of our key management and technical personnel. Litigation could also force us to:

•	stop or delay selling, incorporating or using products that incorporate the challenged intellectual property;

•	pay damages;

•	enter into licensing or royalty agreements, which may be unavailable on acceptable terms; or

•	redesign products or services that incorporate infringing technology, which may not be technologically or economically feasible.

Although we have not been sued for intellectual property infringement, we may face infringement claims from third parties in the future. The software industry has seen frequent litigation over intellectual property rights, and we expect that participants in the Internet security industry will be increasingly subject to infringement claims as the number of products, services and competitors grows and functionality of products and services overlaps.

If we do not expand our international operations and successfully overcome the risks inherent in international business activities, the growth of our business will be limited.

Our ability to grow will depend in part on the expansion of our international sales and operations, which are expected to continue to account for a significant portion of our revenues. Sales to customers outside of the United States accounted for approximately 56% of our revenues in both 2003 and 2004. The failure of our channel customers to sell our products internationally would limit our ability to increase our revenues. In addition, our international sales are subject to the risks inherent in international business activities, including:

•	cost of customizing products for foreign countries;

•	export and import restrictions, such as those affecting encryption commodities and software or those requiring local content;

•	difficulties in acquiring and authenticating customer information;

•	reduced protection of intellectual property rights and increased liability exposure; and

•	regional economic and political conditions.

Our international sales currently are U.S. dollar-denominated. As a result, any increase in the value of the U.S. dollar relative to foreign currencies makes our products less competitive in international markets. Because of this, we may be required to denominate our sales in foreign currencies at some point in the future to remain competitive.

In attempting to integrate the business and technology of any future acquisition, we could incur significant costs that may not be outweighed by any benefits of the acquisition.

As part of our business strategy, we may acquire other companies, products or technologies, and these acquisitions may result in substantial costs. The costs of any future acquisitions may include costs for:

•	integration of operations, including combining teams and processes in various functional areas;

•	reorganization or closure of operations and facilities;

•	integration of new technology into our products;

•	fees and expenses of professionals involved in completing the integration process; and

•	potential existing liabilities of any future acquisition target.

Successful integration of the operations, technology, products, customers, suppliers and personnel of any future acquisition could place a significant burden on our management and internal resources. The diversion of the attention of our management and any difficulties encountered in the transition and integration process could disrupt our business and have an adverse effect on our business and operating results.

We may need additional capital and our ability to secure additional funding is uncertain.

We believe that our existing available cash, cash equivalents and investments will be sufficient to meet our operating expenses, working capital needs and capital expenditure requirements for at least the next 12 months. Our capital requirements will depend on several factors, however, including:

•	the rate of market acceptance of our products and services;

•	our ability to expand our customer base;

•	the growth of our sales and marketing capabilities; and

•	the cost of any acquisitions we may complete.

Our existing capital and future revenues may therefore be insufficient to support the expenses of our operations and the expansion of our business. We may therefore need additional equity or debt capital. We may seek additional funding through:

•	public or private equity financings, which could result in significant dilution to stockholders;

•	public or private debt financings; and

•	capital lease transactions.

Financing, however, may be unavailable to us when needed or on acceptable terms.

Our stock price is volatile.

The trading price of our common stock could be subject to fluctuations for a number of reasons, including:

•	actual or anticipated variations in quarterly or annual operating results;

•	changes in analysts’ earnings projections or recommendations;

•	failure to meet analysts’ revenue or earnings projections;

•	inability to successfully implement our business strategy;

•	changes in business conditions affecting our customers, our competitors and us; and

•	changes in accounting standards that adversely affect our revenues and earnings.

In recent years, moreover, the stock market in general and the market for Internet-related technology companies in particular have experienced extreme price and volume fluctuations, often unrelated to the operating performance of the affected companies. Our common stock has experienced, and is likely to continue to experience, these fluctuations in price, regardless of our performance.

We are the subject of litigation, which may be expensive and may be time consuming for our management team.

On April 8, 2005 a WatchGuard stockholder, on behalf of himself and purportedly on behalf of a class of our stockholders, filed an action in the United States District Court for the Western District of Washington against WatchGuard and some of our current and former officers, alleging violations of the federal securities laws arising out of, among other things, our announcement on March 15, 2005 that we were restating some of our financial results for 2004 (the “Action”). Pursuant to Delaware law, we are obligated to indemnify our officers in connection with the Action, and have insurance for such individuals, to the extent of the limits of the applicable insurance policies and subject to potential reservations of rights. We intend to vigorously defend the Action. We are unable, however, to predict the ultimate outcome of the Action. There can be no assurance we will be successful in defending the Action and if we are unsuccessful we may be subject to significant damages. Even if we are successful, defending the Action is likely to be expensive and may divert management’s attention from other business concerns and harm our business.

OFFER TO EXCHANGE ELIGIBLE OUTSTANDING STOCK OPTIONS

INTRODUCTION

WatchGuard Technologies, Inc. is offering to exchange outstanding stock options to purchase shares of our common stock that (a) were granted under our 1996 Stock Option Plan, our 2000 Stock Option Plan and our Rapidstream, Inc. 1998 Stock Option Plan, each as amended, (together, the “Plans”), (b) have an exercise price equal to or greater than $6 per share and (c) are held by eligible optionees, for replacement options we intend to grant in the future. Eligible optionees include all optionees who are employees (both full and part time, and including officers) of WatchGuard or our subsidiary on the date the Offer (as defined below) commences. For each option that we accept for cancellation and exchange, the tendering optionee will be entitled to receive a replacement option, to be granted under the applicable Plan on the date (the “Replacement Grant Date”) that is the date on which we cancel your option (the “Cancellation Date”), provided that the status of the optionee’s relationship as an employee of WatchGuard or our subsidiary (the optionee’s “Service Status”) continues on the Replacement Grant Date. The exercise price of the replacement option will be the average of the high and low sales prices of a share of our common stock as reported on the Nasdaq National Market (the “Fair Market Value”) on the Replacement Grant Date. Except as described in Section 2 of this Offer to Exchange Eligible Outstanding Stock Options (the “Offering Memorandum”), the replacement options will be vested and exercisable to the same proportion as the cancelled option would have been had it not been cancelled. The terms of the replacement options are described in more detail in Section 2 of this Offering Memorandum.

We are making the Offer on the terms and subject to the conditions described in this Offering Memorandum, which, together with the accompanying Election Form (Attachment A), form of Notice of Change of Election (Attachment B) and form of Replacement Option Grant Agreement (Attachment C), as they may be amended from time to time, constitute the “Offer.” The Offer is not conditioned on the acceptance of the Offer by a minimum number of optionees or the tender of options covering a minimum number of shares.

THE OFFER

1.	Eligible Options; Replacement Options; Employment Status; Expiration and Extension of Offer; Notification.

Options Subject to Offer. Upon the terms and subject to the conditions of the Offer, all options (including the remaining unexercised portions of partially exercised options) that (a) are held by eligible optionees, (b) were granted under the Plans before the commencement of the Offer, and are outstanding under the Plans as of the Cancellation Date and (c) have an exercise price equal to or greater than $6 per share may be tendered pursuant to the Offer. You are not required to participate in the Offer because participation in the Offer is completely voluntary. However, if you participate in the Offer, you must exchange all eligible options. We will not accept any tender of less than all eligible options held by any individual, including all of an unexercised option (or, in the case of a partially exercised option, less than all of the remaining unexercised portion of the option).

There is an exception to the requirement that you tender all or none of your eligible options for option grants covered by a domestic relations order (or comparable legal document as the result of the end of a marriage). If you are an eligible optionee, you may only elect to exchange the eligible options that you beneficially own. For example, if you hold an option grant to purchase 1,000 shares that is subject to a domestic relations or similar order, 250 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 1,000 shares, then you may elect to exchange the option grant that you beneficially own covering the outstanding 250 shares, or you may elect not to tender that option grant at all. This is your only choice with respect to this option grant. Any portion beneficially owned by a person who is not our employee may not be exchanged in the Offer to exchange (even if legal title to that portion of the option grant is held by you and you are an eligible employee).

As of April 18, 2005, options to purchase an aggregate of 6,045,175 shares of our common stock were outstanding under the Plans, which number represents 100% of the shares subject to options outstanding under all three of our stock option plans that have options outstanding. Of the options outstanding under the Plans, options to purchase 4,037,592 shares of our common stock, or 66.79% of the shares subject to options outstanding under all of our stock option plans, were eligible for tender in the Offer.

Replacement Options. For each option that you properly tender and we accept for exchange, unless we amend or terminate the Offer in accordance with its terms, you will be entitled to receive, on the Replacement Grant Date, a replacement option to purchase the number of shares equal to the exchange ratio times the number of shares that were subject to the cancelled option (or the unexercised portion of the cancelled option), at a price per share equal to the Fair Market Value on the Replacement Grant Date. The terms of the replacement option will be as described in Section 2 of this Offering Memorandum.

Employment Status. If you do not have, on the Replacement Grant Date, a Service Status with us or our subsidiary (as applicable), you will not receive a replacement option. In other words, if your Service Status terminates on the Replacement Grant Date for any reason, you will receive nothing for your cancelled option. The Replacement Grant Date is currently expected to be May 18, 2005, assuming we do not extend the Offer. Termination of your Service Status includes, without limitation, the termination of your employment relationship with us or our subsidiary, including termination without cause or with good reason and termination as a result of death or disability, regardless of whether the change is effected by you, by us (or by our subsidiary). If your employment with us terminates prior to the Expiration Time, you will automatically be deemed to have revoked any election you made to exchange your eligible options, and will continue to hold your eligible options subject to their terms. Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction, your employment with WatchGuard will remain “at-will” regardless of your participation in the Offer and can be terminated by you or us at any time.

Expiration and Extension of Offer. The Offer, and your right to tender options and to withdraw or change any previous election to tender options, will expire (the “Expiration Time”) at 9:00 p.m., Pacific time, on Tuesday, May 17, 2005, or if we, in our discretion, extend the Offer, at 9:00 p.m., Pacific time, on the last day of the extended Offer period. If you wish to accept the Offer and participate in the option exchange program, you must make a voluntary election before the Expiration Time to tender all of your unexercised eligible options for cancellation and exchange. Any tender of options, if not validly withdrawn before the Expiration Time, will be irrevocable after that time. If you do not tender options before the Expiration Time, those options will remain intact, with their current exercise price, vesting schedule and other terms.

If we decide to extend the Offer, we will notify you of the extension no later than 6:00 a.m., Pacific time, on Wednesday, May 18, 2005. If we extend the Offer, we must receive the required documents before the extended Expiration Time. Section 17 of this Offering Memorandum describes our rights to extend, terminate and amend the Offer.

2.	Terms of Replacement Options.

Each replacement option will be granted under the Plan from which the cancelled option was granted unless the replacement option is to be granted under the 1996 Plan and covers more than 750,000 shares, in which case replacement options to purchase 750,000 shares will be granted under the 1996 Plan, and the excess over 750,000 shares will be granted under another Plan. We will enter into a Replacement Option Grant Agreement with each participating optionee with respect to each replacement option granted pursuant to the Offer. The Replacement Option Grant Agreement is a new stock option agreement, that is similar in form to your existing stock option agreement.

Term. The term of each replacement option will expire on the later of the scheduled expiration date of the eligible option being exchanged and two years from the Replacement Grant Date. As with eligible options, replacement options will expire earlier upon your termination of employment or other service with WatchGuard.

Shares Subject to Option; Determination of Exchange Ratio. The number of shares of our common stock subject to the replacement option will be calculated using an exchange ratio based upon the exercise price of your cancelled options, as follows:

•	Cancelled options with an exercise price between $6.00 and $8.00 per share will be replaced at an exchange ratio of 9 replacement options for every 10 cancelled options, or 90%

•	Cancelled options with an exercise price between $8.01 and $10.00 per share will be replaced at an exchange ratio of 7.5 replacement options for every 10 cancelled options, or 75%

•	Cancelled options with an exercise price of $10.01 or greater per share will be replaced at an exchange ratio of 3.33 replacement options for every 10 cancelled options, or 33.3%

In exchange for cancelled options, fractional shares will be rounded up to the nearest whole share on an option by option basis. All options will be adjusted for any stock splits, reverse stock splits, stock dividends or similar events that may occur between the Cancellation Date and the Replacement Grant Date.

Example 1

If you exchange 1,000 cancelled options with an exercise price of $7 per share, you will receive 900 replacement options.

Example 2

If you exchange 1,000 cancelled options with an exercise price of $9 per share, you will receive 750 replacement options.

Example 3

If you exchange 1,000 cancelled options with an exercise price of $14 per share, you will receive 333 replacement options.

In addition, the exchange ratios apply to each of your option grants separately. This means that the various options you have received may be subject to different exchange ratios. The number of replacement options that you receive will also be adjusted if there are any stock splits, subdivisions, combinations, stock dividends or similar events that occur after the Cancellation Date but before the Replacement Grant Date. For example, if you exchange (i) 1,000 options with an exercise price of $7 per share and (ii) 1,000 options with an exercise price of $14 per share, then all of the following apply:

•	If you wish to exchange your $14 per share option or your $7 per share option, you must exchange both options (because both options have an exercise price greater than or equal to $6 per share).

•	In exchange for the $14 per share option, you will receive 333 replacement options.

•	In exchange for the $7 per share option, you will receive 900 replacement options.

We determined the exchange ratios described above based upon factors including the exercise price, estimated Black-Scholes value of the options, the potential compensation cost to us of the exchange and the retention value of the options. The Black-Scholes valuation of the options is a commonly used method to value stock options. As discussed in more detail in Section 15 below, in connection with changes in the accounting regulations that become effective in January 2006, we will be required to record an expense equal to the fair value of our stock options. We have not yet determined whether will we start complying with Financial Accounting Standards (revised 2004), Share Based Payment, or Statement No. 123 R, in 2005 or in 2006. Accordingly, we cannot predict accurately the incremental accounting charge, if any, we may take in connection with the Offer. Please see Section 15 for a discussion of the possible accounting consequences of the Offer.

Vested Shares and Vesting Schedule. The percentage of the replacement option that will be vested and exercisable on the Replacement Grant Date will be equal to the percentage of shares that would have been vested under the cancelled option as of the Replacement Grant Date had the cancelled option continued to vest on its original schedule; provided that in no event will there be more vested shares than the number of shares subject to the replacement option as determined pursuant to the exchange ratios. This means that following the

Replacement Grant Date, a smaller number of replacement option shares will be vested when compared to your cancelled option, though the same percentage of replacement option shares, as a portion of your entire option grant, will be vested. Thereafter 2.0833% of the replacement option (or the percentage specified in the stock option agreement for the cancelled option, if different) will vest on the monthly anniversary of the Replacement Grant Date, so long as you continue to provide services to WatchGuard or its subsidiary in accordance with the applicable Plan documents and your stock option agreements. For example, if 1,000 options are cancelled in exchange for 750 replacement options and you would have been 50% vested in the cancelled options on the Replacement Grant Date (options to purchase 500 shares would have been vested), you will be 50% vested in the replacement option on the Replacement Grant Date (options to purchase 375 shares will be vested), and you will continue to vest monthly in 2.0833% of the replacement option shares to purchase 750 shares thereafter.

The calculation of the percentage of option shares that will be vested on the Replacement Grant Date will be based on the percentage of shares that would actually have been vested on that date. Our stock options vest in monthly, not daily, installments: the portion of an option that vests monthly vests all at once on each monthly anniversary of your grant date. For example, if your option was granted on January 15 and vests 2.0833% monthly, 2.0833% of the option will vest on February 15, another 2.0833% will vest on March 15, and so on, rather than vesting as to 0.069% daily. Your replacement option will not be vested with respect to any shares that would have vested under the cancelled option between your last monthly vesting date before the Replacement Grant Date and the Replacement Grant Date. That is, you will receive credit for the number of shares that actually would have vested under the cancelled option as of the Replacement Grant Date, which does not include prorated vesting credit for any days between your last monthly vesting date and the Replacement Grant Date.

If the monthly vesting of your option grant has not yet started because your option is an option that vests 25% on the one year anniversary of the date of grant and it was granted less than one year ago, your option will start vesting on a monthly basis on the first monthly anniversary of the Replacement Grant Date following the date your cancelled option would have started vesting.

The examples below illustrate how we will calculate the vesting of the replacement option. This table illustrates the vesting schedule of shares subject to the replacement option. The example assumes two options to purchase 5,000 shares, vesting 2.0833% monthly (104.165 shares per month prior to the exchange and 78.12375 shares after the exchange) with original grant dates of May 15, 2003 and May 30, 2003, respectively, a Replacement Grant Date of May 18, 2005, and an exercise price of $9.00 per share.

Grant Date	Pre-Exchange Amount to be Vested on Replacement Grant Date, May 18, 2005	Post Exchange Amount to be Vested on Replacement Grant Date, May 18, 2005	Amount To Be Vested After Replacement Grant Date (78.12375 shares per month after exchange) June 18, 2005 July 18, 2005		Date on Which Option Is 100% Vested
5/15/03	2,500 (50%)	1,875 (50%)	1,953.12	2,031.25	5/18/07
5/30/03	2,396 (47.92%)	1797 (47.92%)	1,875	1,953.12	6/18/07

Exercise Price. The exercise price for the replacement option will be the Fair Market Value on the Replacement Grant Date. We cannot predict what our stock price will be on that date. We expect that the exercise price of a replacement option will be lower, but the exercise price of a replacement option may be higher, than the exercise price of the cancelled option for which it was exchanged.

ISO Status. A replacement option granted under the 1996 Stock Option Plan and our Rapidstream, Inc. 1998 Stock Option Plan, each as amended, will be an incentive stock option (“ISO”) to the extent the cancelled option (a) was an ISO and (b) the replacement option qualifies as an ISO under Section 422 of the Internal Revenue Code (the “Code”). Depending on the applicability of the ISO tax rules, all or part of a replacement option may not qualify for ISO treatment. See Section 10 for a discussion of ISO treatment and other provisions of the U.S. tax code applicable to the Offer. All replacement options granted under the 2000 Stock Option Plan will be nonqualified stock options (“NSOs”).

Other Terms. Other terms of the replacement option will be substantially identical to those of the cancelled option, as set forth in the stock option agreement for the cancelled option and the applicable Plan. You should carefully review your stock option agreement for any option you may tender, as well as the applicable Plan and Plan summary, to familiarize yourself with the terms to which the replacement options would be subject. Below is a brief summary of our Plans:

•	1996 Stock Option Plan, as amended: The 1996 Stock Option Plan, as amended, permits the granting of ISOs and NSOs. The number of shares subject to options currently outstanding under this plan is 2,360,977. As of April 18, 2005, the maximum number of shares available for grant under this plan was 4,141,262. This plan is administered by our board of directors. Our board of directors has the discretion to determine the exercise price of options granted under the plan, the number of shares subject to the options and the vesting schedule of the options. In connection with the Offer, we anticipate that the number of shares available for grant under this plan, assuming the Offer is fully subscribed will be approximately 4.1 million, following the grant of the replacement options and the reduction by approximately 4.4 million shares of our aggregate stock option reserve described in Section 15.

•	2000 Stock Option Plan, as amended: The 2000 Stock Option Plan, as amended, permits the granting of NSOs only. The number of shares subject to options currently outstanding under this plan is 3,623,525. As of April 18, 2005, the maximum number of shares available for grant under this plan was 3,912,502. This plan is administered by our board of directors. Our board of directors has the discretion to determine the exercise price of options granted under the plan, the number of shares subject to the options and the vesting schedule of the options. In connection with the Offer, we anticipate that the number of shares available for grant under this plan, assuming the Offer is fully subscribed will be zero, following the grant of the replacement options and the reduction by approximately 4.4 million shares of our aggregate stock option reserve described in Section 15.

•	Rapidstream, Inc. 1998 Stock Option Plan, as amended: The Rapidstream, Inc. 1998 Stock Option Plan, as amended, permits the granting of ISOs and NSOs. The number of shares subject to options currently outstanding under this plan is 60,673. As of April 18, 2005, the maximum number of shares available for grant under this plan was 431,235. This plan is administered by our board of directors. Our board of directors has the discretion to determine the exercise price of options granted under the plan, the number of shares subject to the options and the vesting schedule of the options. In connection with the Offer, we anticipate that the number of shares available for grant under this plan, assuming the Offer is fully subscribed will be zero, following the grant of the replacement options and the reduction by approximately 4.4 million shares of our aggregate stock option reserve described in Section 15.

We will provide you with additional copies of the Plans, Plan summaries and applicable stock option agreements to any optionee free of charge, upon request to Karen M. Vogel, our Director, Human Resources, at WatchGuard Technologies, Inc., 505 Fifth Avenue South, Suite 500, Seattle, Washington 98104, telephone (206) 613-3768.

Our descriptions in this Offering Memorandum of the replacement options to be granted under the Plans are summaries and do not purport to be complete. They are subject to, and are qualified in their entirety by reference to, the provisions of the Plans and the applicable stock option agreements.

3.	Purpose of the Offer; Additional Grants in 2005; Extraordinary Transactions; No Recommendation.

Purpose of the Offer. We grant options under the Plans to enhance our long-term stockholder value by offering opportunities to our employees to participate in our growth and success, to give them incentive to help our business succeed and to encourage them to acquire and maintain stock ownership in WatchGuard. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the recent range of trading prices of our shares. By offering to exchange outstanding options for replacement options that will have an exercise price equal to the Fair Market Value on the Replacement Grant Date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value and create better performance incentives, thereby maximizing stockholder value. We will not grant the replacement options until up to two business days after the Cancellation Date. There can be no assurance that the replacement options will actually result in value to the holders.

Additional Grants in 2005. Any additional option grant(s) to you after the Replacement Grant Date will be made at the sole discretion of our board of directors. Your acceptance or rejection of the Offer will not impact whether or not you receive stock option grants in the future.

Extraordinary Transactions. From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies that could significantly change our corporate structure, ownership or organization. We also consider from time to time adopting various measures, such as a stockholder rights plan, that could impede the acquisition of control of WatchGuard by any person. Finally, we may add additional qualified members to our board of directors or expand our senior management team. Any of these transactions or changes could significantly affect the Fair Market Value of our common stock. If we engage in such a transaction or make such a change before the Replacement Grant Date, the Fair Market Value of our common stock could increase (or decrease) in value, and the exercise price of the replacement options could be higher (or lower) than the exercise price of options you elect to tender as part of the Offer. You will be at risk for any such increase in the Fair Market Value before the Replacement Grant Date, and therefore at risk that the exercise price of your replacement options will be higher than the exercise price of your cancelled options, for these or any other reasons.

Subject to the foregoing and except as otherwise disclosed in this Offering Memorandum or in our SEC filings, neither we nor any of our executive officers or directors presently have any plans or proposals that relate to or that would result in any of the following:

•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving WatchGuard;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend policy, indebtedness or capitalization;

•	any change in our present board of directors or management, including a change in the number or term of directors or filling any existing board vacancies, or any change in a executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	the failure of our common stock to be quoted on Nasdaq, the eligibility of our common stock for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 (the “Exchange Act”), or the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of a material amount of our common stock or the disposition of a material amount of our common stock; or

•	any change in our certificate of incorporation or bylaws or the taking of any actions that may impede the acquisition of control of WatchGuard by any person.

No Recommendation. Neither we nor our board of directors makes any recommendation as to whether you should tender, or refrain from tendering, your options, and we have not authorized anyone to make such a recommendation.

You should carefully evaluate, in consultation with your own legal, financial and tax advisors, the information provided in this Offering Memorandum and to which we have referred you. You must make your own decision as to whether you should tender your options.

4.	Procedure for Tendering Options.

Proper Tender of Options. To validly tender all of your eligible options for cancellation and exchange pursuant to the Offer, you must fully and correctly complete, execute and deliver an Election Form to us, together with any other required documents, before the Expiration Time. You may deliver the required documents to Karen M. Vogel, our Director, Human Resources, using one of the methods indicated below.

Method of Delivery	Deliver To
Hand delivery	Karen M. Vogel. You must obtain a written receipt from Karen M. Vogel or Kari L. Kobata.

Facsimile	(206) 613-6600. You must obtain a fax confirmation.

Registered Mail or Overnight Courier

Karen M. Vogel, Director, Human Resources

WatchGuard Technologies, Inc.

505 Fifth Avenue South, Suite 500

Seattle, WA 98104-3892

Phone: (206) 613-3768

If you deliver by mail, you must use registered mail, signature requested. If you deliver by overnight courier, you must obtain a signature at delivery.

The delivery and method of delivery of all documents, including the Election Form, Notice of Change of Election and any other required documents, are at your own risk. In all cases, you should allow sufficient time to ensure timely delivery.

Options to Be Tendered. We will not accept partial tenders of option grants or tenders of less than all of your eligible options. If you tender, you must tender all or none of an unexercised option or the entire remaining portion of a partially exercised option. If you tender the remaining unexercised portion of an eligible option that you have partially exercised, you will receive a replacement option for the number of shares as were subject to the unexercised portion of your cancelled option times the applicable exchange ratio. We currently expect to cancel properly tendered options on Wednesday, May 18, 2005.

Signatures. Any Election Form for a particular option must be executed by the optionee who tendered the option, exactly as the optionee’s name appears on the stock option agreement evidencing that option, or by the optionee’s duly authorized fiduciary or representative. If the Election Form is signed by such a fiduciary or representative (such as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity), the signatory must indicate on the Election Form his or her full title and provide proper evidence of his or her authority to act in that capacity.

Determination of Validity; Rejection of Tendered Options. We will determine, in our discretion, all questions and interpretations as to the Election Form and other documents and the validity, eligibility (including time of receipt) and acceptance of tenders. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of eligible options, including those tendered on Election Forms that we determine are not in appropriate form or that we determine are unlawful to accept.

Waiver of Defects; No Obligation to Give Notice of Defects. We reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular option or by any particular optionee. No tender of options will be deemed to have been properly made until all defects or irregularities have been waived by us or cured by the tendering optionee by the Expiration Time or such other time as we may determine. Neither we nor any other person is obligated to give notice of any defects or irregularities in Election Forms or any other documents relating to tendered options, and neither we nor any other person will incur any liability for failure to give any such notice. The Offer is a one-time offer and we will strictly enforce the Offer period, subject to our right to grant an extension of the Offer at our sole discretion.

Your Tender and Our Acceptance Constitute an Agreement. Your tender of an option for cancellation and exchange in accordance with the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for exchange of an option you tender will constitute a binding agreement between you and us, upon the terms and subject to the conditions of the Offer. If we cancel an option you tender, the stock option agreement for that option will be cancelled automatically, without any further action by any party and regardless of whether you submit the agreement to us, and will be of no further force and effect.

Confidentiality. In conducting the Offer, we must collect and process information regarding you and your option grants. We may share this information with third parties who are assisting us with the Offer. By submitting your election or withdrawal form, you are agreeing to permit such collection and processing of your data by us and third parties assisting us with the Offer.

5.	Withdrawal or Change of Election.

You may withdraw or change your tender of all of your eligible options that you have previously tendered at any time before the Expiration Time. In addition, if we have not accepted your election to tender by 9:00 p.m., Pacific time, on the 40th business day following the commencement of the Offer (which will be June 14, 2005), you may withdraw your election to tender after that time.

To withdraw or change your election to tender, you must deliver to Karen M. Vogel, our Director, Human Resources, using one of the methods of delivery described in Section 4, before the Expiration Time, a completed Notice of Change of Election, in which you specify that you elect to withdraw all of your eligible options and decline the Offer in its entirety. A properly submitted Notice of Change of Election will replace any previously submitted Election Form, and the previously submitted Election Form will be disregarded, and you will be deemed not to have tendered your eligible options. If your Notice of Change of Election does not list an option that you had previously listed on an Election Form, you will be deemed to have withdrawn your tender of that option and may re-tender that option only by again following the change of election procedures described above. You may not rescind a Notice of Change of Election Form. If you wish to change your election to tender your eligible options after you have submitted a Notice of Change of Election, you must submit a new Election Form before the Expiration Time.

Signatures. Any Notice of Change of Election for your eligible options must be executed by the optionee who tendered the option, exactly as the optionee’s name appears on the stock option agreement evidencing that option, or by the optionee’s duly authorized fiduciary or representative. If the Notice of Change of Election is signed by such a fiduciary or representative (such as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity), the signatory must indicate on the Notice of Change of Election his or her full title and provide proper evidence of his or her authority to act in that capacity.

Determination of Validity; Rejection of Change of Election. We will determine, in our discretion, all questions and interpretations as to the Notice of Change of Election and other documents and the validity, eligibility (including time of receipt) and acceptance of any change to or withdrawal of an election to tender. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all withdrawals of or changes to an election to tender, including those tendered on Notices of Change of Election that we determine are not in appropriate form or that we determine are unlawful to accept.

No Obligation to Give Notice of Defects. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Change of Election, and neither we nor any other person will incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity (including time of receipt) of any Notice of Change of Election. Our determination of these matters will be final and binding on all parties.

6.	Acceptance and Cancellation of Options; Grant of Replacement Options; Additional Option Grants.

Acceptance and Cancellation of Options. Upon the terms and subject to the conditions of the Offer, on the day following the Expiration Time (or as soon as practicable thereafter), we plan to accept for exchange and cancellation all options that have been properly tendered and not validly withdrawn before the Expiration Time. Once we cancel an option, you will no longer have any rights with respect to that option except for the right to receive the replacement option in accordance with the terms and conditions of the Offer.

For purposes of the Offer, we will be deemed to have accepted options for exchange as of the time we give oral or written notice to the tendering optionees of our acceptance of the options for exchange. We may notify our optionees of the time of acceptance by press release. Subject to our rights to extend, terminate and amend the Offer, we currently plan to accept as soon as practicable after the Expiration Time all properly tendered options that are not validly withdrawn by that time.

Grant of Replacement Options. Subject to the terms and conditions of the Offer, for each option that you tender and we accept, we will grant you a replacement option on the Replacement Grant Date based on the exchange ratio. For example, if we accept options you properly tender by 9:00 p.m., Pacific time, on Tuesday, May 17, 2005, the scheduled Expiration Time, and cancel them on May 18, 2005, we will grant your replacement options on or about May 18, 2005. If we extend the Offer, the Replacement Grant Date will be correspondingly delayed. Promptly after the Cancellation Date, we will issue to you a Replacement Option Grant Agreement with respect to each of your replacement options granted in exchange for your cancelled options, in which we will grant to you a replacement option which will cover the same number of shares as were subject to your cancelled options (or the unexercised portion thereof) times the applicable exchange ratio, provided that you have a Service Status on the Replacement Grant Date. The terms of the replacement option will be as described in Section 2 of this Offering Memorandum.

Additional Option Grants. Any additional option grant(s) to you after the Replacement Grant Date will be made at the sole discretion of our board of directors. Your acceptance or rejection of the Offer will not impact whether or not you receive stock option grants in the future.

7.	Conditions to the Offer; Waiver of Conditions.

Conditions to the Offer. Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange. In addition, we may terminate or amend the Offer or postpone our acceptance and cancellation of any options tendered for exchange (in each case, subject to Rule 13e-4(f)(5) under the Exchange Act), if at any time after the commencement of the Offer and before the Expiration Time, we determine that any of the following events has occurred and that, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the Offer or with the acceptance and cancellation of options properly tendered for exchange:

•	any pending or threatened litigation or proceeding by any governmental, regulatory or administrative agency or authority that

(a)	directly or indirectly challenges the making of the Offer or the cancellation of some or all of the tendered options or the issuance of replacement options pursuant to the Offer, or otherwise relates in any manner to the Offer; or

(b)	in our reasonable judgment, could materially and adversely affect our business, financial condition, assets, income, operations or prospects or materially impair the contemplated benefits to us of the Offer;

•	any action pending, threatened or taken, any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, enacted, entered, amended, enforced or deemed to be applicable to the Offer or WatchGuard by any court or any authority, agency or tribunal that could, in our reasonable judgment, directly or indirectly:

(a)	make acceptance of the tendered shares for exchange or the grant of replacement options for some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer, or otherwise relate in any manner to the Offer;

(b)	delay or restrict our ability, or render us unable, to accept for exchange or grant replacement options for some or all of the tendered options;

(c)	materially impair the contemplated benefits to us of the Offer; or

(d)	materially and adversely affect our business, financial condition, assets, income, operations or prospects;

•	announcement of a merger or acquisition or the public disclosure of a tender or exchange offer for our common stock by another person or entity;

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange, quotation system or in the over-the-counter market in the United States;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•	the commencement of war or other national or international calamity directly or indirectly involving the United States, which would be reasonably expected to affect materially or adversely, the completion of the Offer; or

•	any change in our business, financial condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us or could materially impair the contemplated benefits to us of the Offer.

Waiver of Conditions. The conditions to the Offer are for our benefit. We may assert them at our discretion before the Expiration Time. We may waive one or more of these conditions at our discretion, in whole or in part, with respect to all options and optionees, at any time and from time to time before the Expiration Time, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any right will not be deemed a waiver of that or any other right, and the waiver of any right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding on all persons.

8.	Source and Amount of Consideration.

In exchange for each outstanding option properly tendered and accepted for cancellation and exchange, the tendering optionee will be entitled to receive a replacement option to be granted under the Plan from which the cancelled option was granted based on the applicable exchange ratio. The number of shares subject to the replacement option will equal the number of shares subject to the unexercised portion of the cancelled option, as adjusted for any stock splits, reverse stock splits, stock dividends or similar events that may occur between the Cancellation Date and the Replacement Grant Date, multiplied by the applicable exchange ratio.

If we receive and accept tenders of all eligible options held by all optionees eligible to participate in the Offer, subject to the terms and conditions of the Offer, we will grant replacement options to purchase an aggregate of 3,104,711 shares of our common stock. The shares issuable upon exercise of the replacement options for options eligible for tender would represent approximately 51.36% of the shares subject to all options outstanding as of April 18, 2005 under our three stock option plans and approximately 9.19% of our common stock outstanding as of April 18, 2005.

The only consideration that an optionee will receive for a tendered option we accept for exchange pursuant to the Offer is the right to receive the replacement option, on the terms and subject to the conditions of the Offer.

9.	Effect of a Change of Control Before the Replacement Grant Date.

We currently expect the Offer to remain open for 20 business days, and that the Replacement Grant Date will be May 18, 2005. However, it is possible that we could enter into a merger or other acquisition agreement with another entity before the Replacement Grant Date, although we have no plan to do so at this time. If we decided to not terminate the Offer as a result of entering into a merger or other acquisition agreement, any successor company to WatchGuard would be obligated to complete the Exchange Offer or to withdraw the Offer as our successor.

In any event, effecting a merger or acquisition transaction could have a substantial effect on our stock price, including potentially substantial appreciation in the market price of our common stock. Depending on the structure of the transaction, tendering optionees might be deprived of any further price appreciation in the common stock underlying their replacement options. For example, if our common stock were acquired in a cash merger before the Replacement Grant Date, the Fair Market Value on the Replacement Grant Date (and therefore the price at which we grant the replacement options) would likely be a price at or near the cash price paid for the common stock in the transaction. Participating optionees would therefore not receive the benefit of any premium over Fair Market Value paid for our common stock and common stock equivalents in the transaction, because the exercise price of the replacement options would incorporate that premium. In addition, if we were to be acquired for stock consideration, tendering optionees might receive options to purchase shares of a different issuer (for example, if the surviving corporation is not WatchGuard).

10.	U.S. Federal Income Tax Consequences.

The following is a summary of the U.S. federal income tax consequences of the exchange of options pursuant to the Offer. This summary does not purport to be a complete description of all federal, state and foreign tax consequences of the Offer, and is based on U.S. federal tax law in effect as of the date of the Offer. The summary is subject to, and is qualified in its entirety by reference to, the provisions of the Plans and the related forms of stock option agreements. Because the summary may not address all issues relevant to your personal circumstances or to the country in which you live and work, you should consult with your own tax and financial advisors to determine the tax and other financial consequences of the Offer that may be applicable to you.

Nontaxable Exchange. We believe that the cancellation and exchange of options pursuant to the terms of the Offer will be treated as a nontaxable exchange for U.S. federal income tax purposes. This means that you should not be required to recognize taxable income at the time your options are cancelled or at the time we grant you the replacement options.

You should consult with your own tax advisor to determine the tax consequences of the Offer applicable to your particular situation. You may be subject to tax other than U.S. federal income tax.

ISO Status. If the cancelled option was an ISO, the replacement option will be an ISO to the extent permitted by applicable law. Because the replacement option will be treated as a new grant under U.S. federal tax law, however, the replacement option must satisfy the ISO requirements as of the Replacement Grant Date. For example, the Code provides that, to the extent the value of ISOs held by an optionee (as determined at the time of grant, based on the Fair Market Value) that first become exercisable in any calendar year exceeds $100,000, the portion that exceeds $100,000 will be treated as an NSO. Both the portion of your cancelled ISO(s) that became exercisable in 2005 or would have become exercisable in 2005 had they not been cancelled and the portion of your replacement ISO(s) that are vested on the Replacement Grant Date or that become exercisable in 2005 count towards your $100,000 limit. As a result, all or part of your replacement option(s) may not qualify for ISO treatment. In addition, notwithstanding anything stated herein, if you are a 10% stockholder, any replacement option granted to you as an ISO will have an exercise price equal to 110% of the Fair Market Value on the Replacement Grant Date.

If you elect not to tender any options, we do not believe that your choice not to participate in the Offer will affect the U.S. federal tax treatment of any ISO you hold.

Tax Consequences Related to Exercise of ISOs. You are not subject to federal income tax upon the exercise of an ISO. We will not be entitled to a tax deduction because of your exercise. If you sell the shares you receive upon the exercise of an ISO both more than one year after you exercise the ISO and more than two years after you were granted the ISO (i.e. for replacement options, the Replacement Grant Date), the sale will result in the realization of long-term capital gain or loss in the amount of the difference between the amount you realized on the sale and your exercise price for the shares. Generally, if you sell or dispose of the shares before the foregoing holding requirements have passed, referred to as a “disqualifying disposition,” you will recognize ordinary income, and we will receive a corresponding deduction, equal to the lesser of (a) the amount by which the Fair Market Value of the shares on the date of exercise exceeds the exercise price and (b) the excess of the amount you realized on the disposition over the exercise price.

As described above, the favorable tax treatment associated with ISOs is available to you only to the extent that the value (as determined at the time of grant, based on the Fair Market Value) of the shares covered by the ISO that are first exercisable in any single calendar year does not exceed $100,000. If ISOs that cover an aggregate amount of shares in excess of $100,000 become exercisable in the same calendar year, the excess will be treated as an NSO.

Tax Consequences Related to Exercise of NSOs. When you exercise an NSO, the amount by which the Fair Market Value on the date of exercise exceeds the exercise price will be taxed to you as ordinary income. We will be entitled to a deduction in the same amount. In general, your tax basis in the shares you acquire by exercising an NSO is equal to the Fair Market Value of the shares on the date of exercise. Upon a subsequent sale of any of these shares in a taxable transaction, you will realize capital gain or loss, which will be either long-term or short-term, depending on whether you held the shares for more than a year before the sale, in an amount equal to the difference between your basis in the shares and the sales price.

Alternative Minimum Tax. You must pay alternative minimum tax (“AMT”) in a particular year when it exceeds your regular U.S. federal income tax for that year. AMT is calculated based on alternative minimum taxable income, which is taxable income for U.S. federal income tax purposes, modified by certain adjustments and increased by tax preference items. The exercise of ISOs may subject you to AMT.

In addition to this Offering Memorandum, you should review the section of the applicable Plan and Plan summary discussing U.S. federal tax consequences. We will provide a copy of either of the Plans and its Plan summary to any optionee free of charge, upon request to Karen M. Vogel, our Director, Human Resources, at WatchGuard Technologies, Inc., 505 Fifth Avenue South, Suite 500, Seattle, Washington 98104, telephone (206) 613-3768.

This Offering Memorandum discusses only U.S. federal income tax consequences of the Offer. If you live and work in a foreign country, you should consult your own tax and financial advisors to determine the tax, social insurance and other financial consequences of the Offer applicable to your personal circumstances and the country in which you live and work.

11.	Information About WatchGuard.

WatchGuard is a leading provider of Internet security solutions designed to protect small- to medium-sized enterprises, or SMEs, that use the Internet for electronic commerce and secure communications. Our products and services include our integrated, expandable Firebox security solutions that offer firewall protection and intrusion prevention technology for access control, virtual private networking for secure communications, content and spam filtering, anti-virus protection and vulnerability assessment services. Our innovative subscription-based LiveSecurity Service provides our customers with access to expert guidance and support so they can protect their data and communications in a continuously changing environment.

Our market spans the SME market, from smaller-sized companies for which ease-of-use is a primary requirement, to medium-sized companies, including those with high-speed connections supporting virtual private networks, or VPNs, between the corporate headquarters and geographically dispersed branch offices, for which performance, scalability and networking features are key requirements. Our security solutions also give enterprises a security management choice. An enterprise can manage its own Internet security with our product offerings or outsource its security management to an Internet service provider, or ISP, or other managed service provider implementing our managed security solutions.

We sell our Internet security solutions indirectly to end-users through a network that includes thousands of distributors and resellers and we have customers located in over 125 countries. We also sell directly and indirectly to a number of service providers that implement our managed security solution.

We incorporated in Washington in 1996 and reincorporated in Delaware in 1997. Our principal executive offices are located at 505 Fifth Avenue South, Suite 500, Seattle, Washington 98104, and our telephone number is (206) 613-3768. Our Web site is located at www.watchguard.com. The information on our Web site is not part of this Offering Memorandum.

12.	Financial Information.

Financial Information. Set forth below is the selected financial information for WatchGuard. In addition, attached as Schedule B to this Offering Memorandum are our financial statements that we included in our Annual Report on Form 10-K for the year ended December 31, 2004. More complete financial information is available in our public filings with the SEC, as described below in Section 19 of this Offering Memorandum.

Selected Financial Information

	Year Ended December 31,
	2000	2001	2002	2003	2004(3)
	(In thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues:
Product (1)	$52,010	$46,748	$52,912	$52,470	$54,398
Service	8,693	17,390	22,300	27,095	28,369

Total revenues	60,703	64,138	75,212	79,565	82,767
Cost of revenues:
Product	18,932	20,658	19,888	23,580	24,889
Service	2,987	5,824	5,969	6,082	5,554

Total cost of revenues	21,919	26,482	25,857	29,662	30,443

Gross margin	38,784	37,656	49,355	49,903	52,324
Operating expenses:
Sales and marketing	24,213	29,717	33,693	31,665	32,900
Research and development	13,900	18,854	20,858	20,793	18,143
General and administrative	6,001	7,726	7,804	8,045	8,828
Stock-based compensation	8,407	9,433	1,450	244	21
Amortization of goodwill	1,005	7,347	—	—	—
Amortization of other intangible assets acquired	2,823	3,595	4,378	1,963	974
Impairment of other intangible assets acquired	—	—	6,677	3,530	—
Acquired in-process technology	4,399	—	1,179	—	—
Restructuring charges	—	3,720	8,091	1,000	400

Total operating expenses	60,748	80,392	84,130	67,240	61,266

Operating loss	(21,964)	(42,736)	(34,775)	(17,337)	(8,942)
Interest income, net:
Interest income	6,565	5,918	3,208	1,288	1,256
Interest expense (1)	(50)	(2)	—	(19)	(40)

Total interest income, net	6,515	5,916	3,208	1,269	1,216

Loss before income taxes	(15,449)	(36,820)	(31,567)	(16,068)	(7,726)
Income tax provision (benefit)	215	157	29	34	(45)
Net loss	$(15,664)	$(36,977)	$(31,596)	$(16,102)	$(7,681)

Basic and diluted net loss per share (2)	$(0.66)	$(1.38)	$(1.02)	$(0.49)	$(0.23)

Shares used in calculation of basic and diluted net loss per share (2)	23,556	26,723	31,029	32,889	33,489

(1)	Reflects the reclassification of early pay incentive discounts from interest expense to product revenues, in accordance with generally accepted accounting principles, for all periods presented. See Note 13 to our consolidated financial statements for further discussion.

(2)	See Notes 1 and 6 to our consolidated financial statements for an explanation of the method used to calculate basic and diluted net loss per share.
(3)	Operating results for the year ended December 31, 2004, include the cumulative effect of certain prior period errors determined to be immaterial, both individually and in the aggregate, to our previously issued consolidated financial statements. See Note 13 to our consolidated financial statements for further discussion regarding our accounting treatment for these items.

	December 31,
	2000	2001	2002	2003	2004
	(In thousands)
Consolidated Balance Sheet Data: (1)
Cash, cash equivalents and short-term and available for sale investments	$112,115	$110,743	$86,302	$78,789	$76,849
Short-term deferred revenues	11,874	14,174	17,019	15,675	17,402
Working capital	113,957	103,249	73,786	64,524	60,593
Long-term deferred revenues	—	1,535	1,432	1,072	1,818
Long-term accrued restructuring and acquisition costs	—	652	5,539	4,268	3,599
Long-term deferred rent	2,223	2,360	1,553	1,525	1,447
Long-term debt	—	—	—	—	—
Total assets	198,261	175,121	190,494	172,160	168,481
Total stockholders’ equity	172,405	148,304	151,764	137,338	132,131
Dividends payable	—	—	—	—	—

(1)	Certain prior-year items have been reclassified to conform to the current-year presentation including the reclassification of (i) certain leasehold improvements previously netted against the related deferred rent liability from accrued expenses and other liabilities to property and equipment, and (ii) certain deferred rent liabilities from accrued expenses and other liabilities to long-term deferred rent.

13.	Price Range of Common Stock; Dividends; Prior Public Offerings; Prior Purchases of Subject Securities.

Price Range of Common Stock. The common stock underlying the options is quoted on the Nasdaq National Market under the symbol “WGRD”. The following table shows the high and low sales prices of our common stock for the periods indicated, as reported on Nasdaq.

	High	Low
2005
Second Quarter (through April 15, 2005)	$3.45	$3.01
First Quarter	4.55	2.93
2004
Fourth Quarter	5.19	3.59
Third Quarter	7.48	4.15
Second Quarter	8.80	5.78
First Quarter	8.58	5.70
2003
Fourth Quarter	7.20	5.21
Third Quarter	5.72	3.85
Second Quarter	6.90	4.24
First Quarter	9.00	4.91

As of April 15, 2005, the last reported sales price of our common stock on Nasdaq was $3.43 per share. In addition to the other information you should consider in deciding whether to tender or hold your options, you should obtain current market quotes for our common stock.

Dividends. We have never paid cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business and therefore do not anticipate paying any cash dividends in the foreseeable future.

Prior Public Offerings. In July 1999, we sold 3,500,000 shares of common stock in our initial public offering, at a price of $13 per share. Our selling stockholders sold an additional 379,570 shares. After accounting for underwriting discounts and commissions and other expenses, we received net proceeds of approximately $40.7 million. In February 2000, we sold 1,780,000 shares of common stock in a follow-on public offering, at a price of approximately $54 per share. Our selling stockholders sold an additional 2,314,000 shares. After accounting for underwriting discounts and commissions and other expenses, we received net proceeds of approximately $90.4 million.

Prior Purchases of Subject Securities. We conducted an option exchange offer in 2001 that is similar to the Offer. In that exchange, we offered to exchange options with an exercise price equal to or greater than $14.47 per share. We cancelled options to purchase a total of 2,106,347 shares of WatchGuard common in exchange for options to purchase a total of 1,833,303 shares of WatchGuard common stock with an exercise price of approximately $6.13 per share.

14.	Interests of Directors and Officers; Transactions in the Options; Agreements Involving the Options.

Interests of Directors and Officers. A list of our directors and executive officers is attached to this Offering Memorandum as Exhibit A. Our current executive officers, Edward J. Borey, our president and chief executive officer, and Dale Bastian, our senior vice president of worldwide sales, are eligible to participate in the Offer. Our non-employee directors, Michael R. Hallman, Ellen M. Hancock, Michael R. Kourey, Richard A. LeFaivre, Steven N. Moore and William J. Schroeder, are not eligible to participate in the Offer. Our interim chief financial officer and treasurer, James A. Richman, is eligible to participate in the Offer, but does not own any options. We understand that our executive officers intend to tender their eligible options in the Offer

The following table sets forth the beneficial ownership of each of our directors and executive officers under the Plans outstanding as of April 18, 2005. The percentages below are based upon the total number of outstanding options, whether the options are eligible for exchange or not. Executive officers are eligible to participate in the Offer.

Name	Position	Number of Options Beneficially Owned	Percentage of Options Outstanding
Michael R. Hallman	Director	70,000	1.16%

Ellen M. Hancock	Director	50,000.83%

Michael R. Kourey	Director	50,000.83%

Richard A. LeFaivre	Director	50,000.83%

Steven N. Moore	Director	60,000.99%

William J. Schroeder	Director	175,000	2.89%

Edward J. Borey	President and CEO	1,000,000	16.54%

James A. Richman	Interim CFO and Treasurer	0	0%

Dale Bastian	Senior VP of Worldwide Sales	255,000	4.22%

Transactions in the Options. In the 60 days before and including April 18, 2005, neither we, nor to the best of our knowledge, any of our executive officers or directors (or the executive officers and directors of our subsidiary), engaged in any transactions involving options to purchase our common stock, except that:

•	James A. Richman purchased 1,000 shares of our common stock under our employee stock purchase plan on February 28, 2005 at a price of $3.1195 per share;

•	our board of directors approved a change of control agreement with Edward J. Borey providing for 100% acceleration of the vesting of all of his unvested options if he is terminated within 18 months following a change of control of our company;

•	our board of directors approved a non-mandatory stock ownership program for our executive officers and non-employee directors providing that upon their purchase of shares of our common stock in the open market which they continue to hold, we will match up to 50% of their purchase of up to 10,000 shares per year, with the matched options subject to annual vesting in three equal installments over three years; and

•	we revised our board compensation package to provide that non-employee directors will receive annual grants of 10,000 shares at the time of our annual meeting and 2,500 shares of restricted stock, each of which grants vest in equal monthly installments over twelve months.

Agreements Involving the Options. We have entered into a stock option agreement with each optionee who was granted an option under the Plans. In addition, we have provided for the grant of options, as a condition to the acceptance of employment or subject to the fulfillment of conditions, in offer letters and employment agreements with employees.

Except as described above, there are no agreements, arrangements or understandings between us or our (or our subsidiary’s) directors or officers and any other person with respect to options to purchase our common stock.

15.	Status of Options Acquired by WatchGuard in the Offer; Decrease in Size of Available Option Pool; Accounting Consequences of the Offer.

Status of Options Acquired in the Offer. We will cancel the options we acquire in the Offer, and will return some of the shares of common stock subject to those options to the option pool of the Plan from which the cancelled options were granted. To the extent the number of shares returned to the option pool upon cancellation of tendered options exceeds the number of shares we reserve for issuance upon the exercise of replacement options granted on the Replacement Grant Date, those excess shares will not be returned to the option pool of the Plan from which the cancelled options were granted. We will grant the replacement options from the reserve created from returning cancelled options to the Plans.

Decrease in Size of Available Option Pool. We will decrease our aggregate option reserve by approximately 4.4 million option shares in connection with the completion of the transactions contemplated by the Offer. The approximately 4.4 million reduction in shares reserved for option grants will be distributed across our 2000 Stock Option Plan, our Rapidstream, Inc. 1998 Stock Option Plan and our 2000 Qiave Stock Option Plan.

Accounting Consequences of the Offer. The accounting implications of the Exchange Offer depend, in part, on two primary variables that are not determined at this time: (i) the amount, if any, that our stock price will increase during 2005 and (ii) whether or not we adopt FAS 123 R prior to the required adoption date of January 1, 2006. To the extent our stock price increases during 2005, there will be a variable accounting impact to us that will result in a non-cash charge to stock-based compensation. At such time as we adopt SFAS 123 R, there will no longer be a variable accounting impact and the resulting variable accounting-related non-cash charge will no longer be required. For, example, assuming (i) a tender of all eligible options, (ii) a WatchGuard stock price of $3.50 on May 18, 2005, $3.85 on June 30, 2005, $4.24 on September 30, 2005 and $4.66 on December 31, 2005, and (iii) that we did not adopt SFAS 123 R until January 1, 2006, the resultant non-cash charge over the last three quarters of 2005 due to the variable accounting impact would be roughly $3,000,000 in total. These numbers are provided for illustrative purposes only, and we cannot predict whether the price of our stock will increase as in this example or at all. In addition, assuming a tender of all eligible options, the Exchange Offer is expected to result in a roughly $4,500,000 increase in the amount of stock-based compensation disclosed in the pro forma disclosures under SFAS 123 in the footnotes to our financial statements for the second quarter of 2005, and an increase of less than $250,000 for each of the third and fourth quarters of 2005 to either this pro forma disclosure in the financial statement footnotes (to the extent the we have not adopted SFAS 123 R) or to the non-cash charge to stock-based compensation in those quarters (to the extent we have adopted SFAS 123 R). These additional disclosures or charges are not related to the variable accounting impact of the Exchange Offer.

16.	Legal Matters; Regulatory Approvals.

Legal Matters. If we are prohibited by applicable laws or regulations from granting replacement options on or before the Replacement Grant Date, we will not grant replacement options. Although we are currently unaware of and do not anticipate any such prohibition, such a prohibition could result from future changes in SEC rules, regulations or policies or Nasdaq listing requirements. We will make all reasonable efforts to effect the transactions contemplated by the Offer, however, and expect to complete the Offer on the terms described in this Offering Memorandum. If the cancellation of tendered options or the grant of replacement options is prohibited, however, we will not grant you any replacement options and you will not receive a replacement option, the return of your cancelled option or any other compensation for your cancelled option.

Regulatory Approvals. We are not aware of any material license or regulatory permit for our business that would be adversely affected by, or of any approval or other action by any domestic or foreign governmental, administrative or regulatory authority or agency that would be required for, our acquisition, cancellation and replacement of options as contemplated by the Offer. Should any such approval or other action be required or advisable, we presently contemplate that we would seek to obtain the approval or take the action. If we are unable to do so on acceptable terms, adverse consequences to our business or the Offer could result.

Our obligation under the Offer to accept tendered options for exchange and to grant replacement options is subject to the terms and conditions of the Offer.

17.	Extension of Offer; Termination; Amendment; Notification.

Right to Extend, Terminate, Delay. We expressly reserve the right, in our sole discretion, at any time and from time to time before the Expiration Time, and regardless of whether we have deemed any event listed in Section 7 to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance of any options tendered for exchange, by giving oral or written notice of such extension to our eligible optionees or making a public announcement of such extension. We also expressly reserve the right, in our reasonable judgment, at any time before the Expiration Time, to terminate the Offer or to postpone our acceptance and cancellation of any options tendered for exchange, regardless of whether we have deemed any event listed in Section 7 to have occurred, by giving oral or written notice of such termination or postponement to our eligible optionees or by making a public announcement of such termination or postponement. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-A(f)(5) under the Exchange Act, which requires that we must pay the compensation offered or return the options tendered promptly after termination or withdrawal of a tender offer.

Right to Amend. Subject to applicable law, we further reserve the right, in our sole discretion, at any time and from time to time before the Expiration Time, and regardless of whether we have deemed any event listed in Section 7 to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the compensation offered in the Offer to eligible optionees or by decreasing or increasing the number of options we seek to acquire in the Offer), by making public announcement of the amendment.

If we materially change the terms of the Offer or the informational materials concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

Notification. If we decide to extend the Offer, we will notify you of the extension no later than 6:00 a.m., Pacific time, on the business day after the previously scheduled Expiration Time. We will disseminate promptly to our optionees any public announcement we make in connection with the Offer, in a manner reasonably designed to inform them of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

If we take any of the following actions, we will publish notice or otherwise inform you in writing of the action:

•	we change the compensation to be offered for cancelled options;

•	we decrease the number of options eligible to be tendered in the Offer; or

•	we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares issuable upon the exercise of options eligible for tender immediately before the increase.

If the Offer is scheduled to expire at any time before the tenth business day after, and including, the date that we first give notice of such an increase or decrease, we will extend the Offer to a date that is at least 10 business days following the notice. We will also notify you of any other material change in the information contained in this Offering Memorandum.

For purposes of the Offer, a “business day” is any day other than Saturday, Sunday or a federal holiday.

18.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to the Offer.

19.	Additional Information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC.

Our SEC filings are available to the public over the Internet at the SEC’s Web site at http://www.sec.gov.

The SEC’s Web site contains reports, proxy statements and other information regarding issuers, such as WatchGuard, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

The SEC allows us to “incorporate by reference” into this Offering Memorandum the information we have filed with the SEC, which is considered to be a part of this Offering Memorandum. We incorporate by reference the following documents:

•	Our annual report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 31, 2005; and

•	The description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on July 26, 1999.

The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this Offering Memorandum as of the date on which the document is filed, and any older information that has been modified or superceded will not be deemed to be part of this Offering Memorandum. If you find inconsistencies between any of these documents, or between an SEC document and this Offering Memorandum, you should rely on the statements made in the most recent document.

Upon request, we will provide you with a copy of the SEC filings that have been incorporated by reference in this Offering Memorandum. You may request a copy of these filings, free of charge, by contacting:

WatchGuard Technologies, Inc.

Attention: Human Resources

505 Fifth Avenue South, Suite 500

Seattle, WA 98104

(206) 613-3768

The information contained in this Offering Memorandum should be read together with the information contained in these SEC documents to which we have referred you.

20.	Miscellaneous.

Forward-Looking Statements. This Offering Memorandum, the accompanying documents and the SEC filings listed above contain forward-looking statements, which provide our current expectations or forecasts of future events. We use words such as “anticipates,” “believes,” “expects,” “future” and “intends,” and similar expressions, to identify forward-looking statements, but the absence of these words does not mean that the statement is not forward-looking. Forward-looking statements include statements about our plans, objectives, expectations and intentions and other statements that are not historical facts. They are subject to known and unknown risks and uncertainties and inaccurate assumptions that could cause our actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described in the section entitled “Risk Factors Relating To The Offer” in this Offering Memorandum. You should not unduly rely on these forward-looking statements, which apply only as of the date of the document in which they are contained.

Compliance With Applicable Law. We are not aware of any jurisdiction in which the making of the Offer does not comply with applicable law. If we become aware of any jurisdiction in which the making of the Offer does not comply with applicable law, we will make a good-faith effort to comply with such law. If, after our good-faith effort, we cannot comply with applicable law, we will not make the Offer to, and we will not accept tenders from or on behalf of, the optionees residing in that jurisdiction.

No Recommendation; Unauthorized Representations. We have not authorized any person to make any recommendation on our behalf as to whether you should tender, or refrain from tendering, your options pursuant to the Offer. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offering Memorandum and the accompanying forms. You should rely only on the information contained in this Offering Memorandum, the accompanying forms and the SEC filings to which we have referred you, and you should not rely on any recommendation or any representation or information from any other source as having been authorized by us.

Schedule A

INFORMATION CONCERNING THE DIRECTORS AND OFFICERS OF

WATCHGUARD TECHNOLOGIES, INC.

Name	Position and Offices Held
Michael R. Hallman	Director
Ellen M. Hancock	Director
Richard A. LeFaivre	Director
Michael R. Kourey	Director
Steven N. Moore	Director
William J. Schroeder	Director
Edward J. Borey	President and CEO
James A. Richman	Interim CFO and Treasurer
Dale Bastian	Senior VP of Worldwide Sales

Schedule B

Financial Statements

WATCHGUARD TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2003	2004
ASSETS
Current assets:
Cash and cash equivalents	$3,899	$4,660
Short-term and available for sale investments	74,890	72,189
Trade accounts receivable, net	6,700	7,305
Inventories, net	3,068	3,145
Prepaid expenses and other current assets	3,924	2,780

Total current assets	92,481	90,079
Property and equipment, net	6,512	6,303
Restricted cash	3,000	3,000
Goodwill	66,605	66,605
Other intangibles, net and other assets	3,562	2,494

Total assets	$172,160	$168,481

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,676	$3,214
Accrued expenses and other liabilities	6,335	7,581
Short-term accrued restructuring and acquisition costs	2,271	1,289
Short-term deferred revenues	15,675	17,402

Total current liabilities	27,957	29,486
Long-term deferred rent	1,525	1,447
Long-term accrued restructuring costs	4,268	3,599
Long-term deferred revenues	1,072	1,818

Total liabilities	34,822	36,350

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value:
Authorized shares: 10,000,000
No shares issued and outstanding	—	—
Common stock, $0.001 par value:
Authorized shares: 80,000,000
Shares issued and outstanding: 33,091,787 at December 31, 2003 and 33,677,830 at December 31, 2004	33	34
Additional paid-in capital	267,649	270,292
Deferred stock-based compensation	(25)	(10)
Accumulated other comprehensive loss	(41)	(226)
Accumulated deficit	(130,278)	(137,959)

Total stockholders’ equity	137,338	132,131

Total liabilities and stockholders’ equity	$172,160	$168,481

See accompanying notes.

WATCHGUARD TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,
	2002	2003	2004
Revenues:
Product	$52,912	$52,470	$54,398
Service	22,300	27,095	28,369

Total revenues	75,212	79,565	82,767
Cost of revenues:
Product	19,888	23,580	24,889
Service	5,969	6,082	5,554

Total cost of revenues	25,857	29,662	30,443

Gross margin	49,355	49,903	52,324
Operating expenses:
Sales and marketing	33,693	31,665	32,900
Research and development	20,858	20,793	18,143
General and administrative	7,804	8,045	8,828
Stock-based compensation (1)	1,450	244	21
Amortization of other intangible assets acquired	4,378	1,963	974
Impairment of other intangible assets acquired	6,677	3,530	—
Acquired in-process technology	1,179	—	—
Restructuring charges	8,091	1,000	400

Total operating expenses	84,130	67,240	61,266

Operating loss	(34,775)	(17,337)	(8,942)
Interest income, net:
Interest income	3,208	1,288	1,256
Interest expense	—	(19)	(40)

Total interest income, net	3,208	1,269	1,216

Loss before income taxes	(31,567)	(16,068)	(7,726)
Income tax provision (benefit)	29	34	(45)

Net loss	$(31,596)	$(16,102)	$(7,681)

Basic and diluted net loss per share (2)	$(1.02)	$(0.49)	$(0.23)

Shares used in calculation of basic and diluted net loss per share	31,029	32,889	33,489

(1) Stock-based compensation charges relate to the following expense categories:
Sales and marketing	$62	$24	$5
Research and development	1,288	167	11
General and administrative	100	53	5

Total	$1,450	$244	$21

(2)	See Notes 1 and 6 to WatchGuard’s consolidated financial statements for an explanation of the method used to calculate basic and diluted net loss per share.

See accompanying notes.

WATCHGUARD TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share data)

	Common Stock		Additional Paid-In Capital	Deferred Stock-Based Compensation	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance, January 1, 2002	27,123,260	$27	$231,533	$(1,357)	$681	$(82,580)	$148,304
Stock option exercises	452,717	1	1,057	—	—	—	1,058
Employee stock purchase plan issuances of common stock	167,701	—	749	—	—	—	749
Stock-based compensation expense	—	—	—	1,450	—	—	1,450
Forfeiture of stock options upon employee terminations	—	—	(211)	211	—	—	—
Repurchase of common stock subject to vesting restrictions	(3,964)	—	(6)	—	—	—	(6)
Issuance of common stock and options in connection with acquisition of RapidStream	4,915,690	5	32,810	(558)	—	—	32,257
Comprehensive loss:
Net unrealized loss on securities available for sale	—	—	—	—	(452)	—	(452)
Net loss	—	—	—	—	—	(31,596)	(31,596)

Comprehensive loss							(32,048)

Balance, December 31, 2002	32,655,404	33	265,932	(254)	229	(114,176)	151,764
Stock option exercise	252,610	—	930	—	—	—	930
Employee stock purchase plan issuances of common stock	184,410	—	772	—	—	—	772
Issuance of stock options to consultants	—	—	(1)	1	—	—	—
Stock-based compensation expense	—	—	—	244	—	—	244
Stock compensation adjustment due to modification of terms	—	—	16	(16)	—	—	—
Repurchase of common stock subject to vesting restrictions	(637)	—	—	—	—	—	—
Comprehensive loss:
Net unrealized loss on securities available for sale	—	—	—	—	(270)	—	(270)
Net loss	—	—	—	—	—	(16,102)	(16,102)

Comprehensive loss							(16,372)

Balance, December 31, 2003	33,091,787	33	267,649	(25)	(41)	(130,278)	137,338
Stock option exercise	368,857	1	1,769	—	—	—	1,770
Employee stock purchase plan issuances of common stock	217,186	—	868	—	—	—	868
Issuance of stock options to consultants	—	—	6	(6)	—	—	—
Stock-based compensation expense	—	—	—	21	—	—	21
Comprehensive loss:
Net unrealized loss on securities available for sale	—	—	—	—	(185)	—	(185)
Net loss	—	—	—	—	—	(7,681)	(7,681)

Comprehensive loss							(7,866)

Balance, December 31, 2004	33,677,830	$34	$270,292	$(10)	$(226)	$(137,959)	$132,131

See accompanying notes.

WATCHGUARD TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2002	2003	2004
Operating activities:
Net loss	$(31,596)	$(16,102)	$(7,681)
Adjustments to reconcile net loss to net cash used in operating activities:
Noncash expenses:
Depreciation and amortization of property and equipment	3,025	2,996	2,724
Amortization of other intangible assets acquired	4,378	1,963	974
Impairment of other intangible assets acquired	6,677	3,530	—
Stock-based compensation	1,450	244	21
Acquired in-process technology	1,179	—	—
Loss on disposal of property and equipment	987	—	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	(2,240)	2,113	(605)
Inventories, net	598	1,374	(77)
Prepaid expenses and other	(248)	511	1,144
Other assets	(17)	170	94
Accounts payable	(308)	(1,003)	(462)
Accrued expenses, other liabilities and deferred rent	311	1,295	1,168
Accrued restructuring and acquisition costs	5,921	(2,496)	(1,651)
Deferred revenues	2,663	(1,704)	2,473

Net cash used in operating activities	(7,220)	(7,109)	(1,878)

Investing activities:
Purchases of property and equipment	(1,251)	(1,836)	(2,515)
Proceeds from maturities of marketable securities	99,424	119,503	51,674
Proceeds from sales of marketable securities	40,534	3,819	—
Purchases of marketable securities	(121,038)	(121,070)	(49,158)
Net cash paid in connection with the acquisition of RapidStream	(17,317)	—	—

Net cash provided by investing activities	352	416	1

Financing activities:
Proceeds from stock option exercises and issuances of common stock under the employee stock purchase plan	1,800	1,702	2,638

Net cash provided by financing activities	1,800	1,702	2,638

Net increase (decrease) in cash and cash equivalents	(5,068)	(4,991)	761
Cash and cash equivalents at beginning of period	13,958	8,890	3,899

Cash and cash equivalents at end of period	$8,890	$3,899	$4,660

Supplemental disclosure of cash flow information:
Reversal of deferred stock-based compensation for options cancelled upon employee terminations	$211	$—	$—

See accompanying notes.

WATCHGUARD TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Accounting Policies

Description of Business

WatchGuard Technologies, Inc. (WatchGuard) is a leading provider of Internet security solutions designed to protect enterprises that use the Internet for e-commerce and secure communications.

Principles of Consolidation

The consolidated financial statements include the accounts of WatchGuard and its wholly owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates used in preparing the financial statements relate to (i) revenue recognition, including sales returns and allowances, (ii) provision for bad debt, (iii) inventory reserves, (iv) restructuring reserves relating to abandoned facilities, (v) the allocation of the purchase price in business combinations to intangible assets and (vi) fair values and impairment analysis of goodwill and intangible assets with definite lives.

Cash Equivalents

WatchGuard considers all highly liquid investments purchased with maturities of three months or less at the date of purchase to be cash equivalents. Cash equivalents are carried at fair market value. Cash equivalents consist of money market funds and corporate bonds.

Short-Term and Available for Sale Investments

WatchGuard’s investments consist of commercial paper, corporate and government debt securities and auction rate securities. WatchGuard’s investment securities are considered available for sale, and are stated at fair value with unrealized gains and losses included as a component of stockholders’ equity. The amortized cost of investments is adjusted for amortization of premiums and accretion of discounts to maturity. Amortization and accretion are included in interest income. Realized gains and losses, declines in value of securities deemed to be other than temporary, interest and all dividends earned on securities are also included in interest income. The cost of securities sold is calculated using the specific identification method.

Provision for Doubtful Accounts

WatchGuard maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Judgment is required when WatchGuard assesses the ultimate realization of receivables, including the probability of collection and the creditworthiness of each customer. WatchGuard regularly reviews its allowance by considering factors such as historical experience, credit quality, age of the accounts receivable balances and current economic conditions that may affect a customer’s ability to pay. In the event an amount is determined to be uncollectible, WatchGuard writes off the amount against its provision for doubtful accounts.

WATCHGUARD TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Inventories

Inventories are stated at the lower of cost or market, with cost being determined on a first-in, first-out basis. WatchGuard’s inventory costs include freight and handling costs incurred to transport goods from WatchGuard’s suppliers. WatchGuard receives some of its components from single-source suppliers and relies on a limited number of hardware manufacturers. Inventories sold to distributors who have unlimited return rights are included in finished goods. In assessing the ultimate realization of inventories, WatchGuard is required to make judgments as to future demand requirements and compare these with the current or committed inventory levels. WatchGuard writes down its inventory for estimated obsolescence or unmarketable inventory. The allowance requirements fluctuate due to market conditions, customer preferences and technological and product life-cycle changes.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation and amortization. Equipment and furniture is depreciated using the straight-line method over estimated useful lives ranging from three to five years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life.

The capitalized cost of internal-use software is included in property and equipment. WatchGuard recognizes costs of software developed or purchased for internal use in accordance with Statement of Position (SOP) 98-1, “Accounting for Costs of Computer Software Developed or Obtained for Internal Use.” Under SOP 98-1, WatchGuard expenses all costs incurred that relate to planning and post-implementation phases of development. Costs incurred in the development and implementation phases are capitalized and amortized over the estimated useful life of the software. In 2002, 2003 and 2004, WatchGuard capitalized development costs of $169,000, $567,000 and $776,000 for internal-use software, respectively.

Goodwill

Pursuant to Statement of Financial Accounting Standards (SFAS) 142, “Goodwill and Other Intangible Assets,” WatchGuard tests purchased goodwill for impairment at least annually. Application of the goodwill impairment test may require judgments, including those inherent in the determination of fair value of the reporting unit in which the goodwill resides and the resulting determination of the implicit value of the goodwill. Significant judgments required to estimate the fair value include estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value.

Intangible Assets with Definite Lives and Other Long-Lived Assets

Intangible assets with definite lives, consisting primarily of technology received in connection with acquisitions, are amortized over their estimated useful lives ranging from three to five years. In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the carrying value of intangible assets with definite lives and other long-lived assets is reviewed on a regular basis for the existence of facts that may indicate that the assets are impaired. Such an asset is considered impaired when its estimated future cash flows are less than the amount of its carrying value. If the carrying value of this asset is deemed to be unrecoverable, it is adjusted downwards to the asset’s estimated fair value.

Fair Values of Financial Instruments

At December 31, 2004, WatchGuard had the following financial instruments: cash and cash equivalents, short-term and available for sale investments, trade accounts receivable, restricted cash, accounts payable and

WATCHGUARD TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

accrued expenses. Carrying amounts of those financial instruments approximate their fair value due to their liquidity or short-term duration.

Revenue Recognition

WatchGuard generates revenues through sales of its Firebox products, including licenses and subscriptions for related software options and services, and subscriptions for its LiveSecurity Service, which includes access to technical support, software updates (if and when available), early-warning vulnerability alerts and expert instruction and training. Software license revenues are generated from licensing the rights to use WatchGuard’s products directly to end-users, from sublicense fees from resellers and distributors and from sales of its managed security solution products to Internet service providers and other service providers that utilize WatchGuard’s products to provide managed security services to their customers.

WatchGuard recognizes revenue in accordance with accounting standards for software companies, including SOP 97-2, “Software Revenue Recognition,” as amended by SOP 98-9, and related interpretations, including Technical Practice Aids and the United States Securities and Exchange Commission (SEC) Topic 13 “Revenue Recognition” of the codification of the Staff Accounting Bulletins. Topic 13 summarizes certain of the SEC’s views in applying generally accepted accounting principles to revenue recognition in financial statements. WatchGuard believes its revenue recognition policies and practices are consistent with the accounting standards.

Revenues from software license agreements are generally recognized upon delivery of software if persuasive evidence of an arrangement exists, collection is probable, the fee is fixed or determinable, and vendor-specific objective evidence of fair value for undelivered elements of the arrangement has been established. Vendor-specific objective evidence of fair value is typically based on the price charged when an element is sold separately or, if an element is not sold separately, on the price established by authorized management, if it is probable that the price, once established, will not change before market introduction. WatchGuard uses the residual method, as defined in SOP 98-9, to allocate revenues to delivered elements once it has established vendor-specific objective evidence of fair value for all undelivered elements. Under the residual method, any discount in the arrangement is allocated to the delivered element.

WatchGuard provides allowances for estimated returns and return rights and pricing protection rights, which are offered to most customers. WatchGuard also provides allowances for promotional rebates offered to its customers. A customer’s return rights are generally limited to the lesser of its on-hand inventory or a percentage of the customer’s purchases for the previous quarter. Pricing protection rights, offered to many of WatchGuard’s customers, are generally limited to 60 to 90 days after notification of a price change. Revenues are reduced by the provision for estimated returns and allowances at the time the sales are made.

Promotional rebates vary by type and term and are earned by customers in accordance with various conditions. WatchGuard accounts for promotional rebates given to customers in accordance with the Emerging Issues Task Force (EITF) Issue No. 01-09, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Product,” which requires that sales incentives given to customers or resellers be accounted for as a reduction of revenue unless a vendor receives a benefit that is identifiable and can be reasonably estimated. WatchGuard accrues allowances for rebates to the maximum amount possible unless there are sufficient historical trends which would indicate a lower rate of accrual is appropriate.

Revenues from some distribution arrangements where the distributor has unlimited stock returns and rotation rights are not recognized until the distributor sells the products to its customers.

WATCHGUARD TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenues from LiveSecurity Service subscriptions are recognized ratably over the term of the subscription, typically 90 days to two years. WatchGuard’s payment terms typically range from 30 to 60 days.

Cost of Revenues

Cost of product revenues includes the cost of manufacturing WatchGuard’s security appliances, distribution operations, product packaging, inbound and outbound shipping charges, third-party product licensing fees and provisions for inventory reserves and warranty. Cost of service revenues includes the cost of WatchGuard’s technical support organization and costs associated with its LiveSecurity Service.

Research and Development

Research and development costs consist primarily of software development costs. SFAS 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed,” requires the capitalization of certain software development costs after technological feasibility of the software is established. In the development of WatchGuard’s new products and enhancements to existing products, the technological feasibility of the software is not established until substantially all product development is complete, including the development of a working model. Costs incurred after technological feasibility is established are not material, and, accordingly, WatchGuard expenses all research and development costs when incurred.

Advertising Costs

WatchGuard expenses advertising costs as incurred. Total advertising expenses were $1.2 million, $1.2 million and $2.4 million in 2002, 2003 and 2004, respectively.

Concentrations of Risk

WatchGuard is subject to concentrations of credit risk primarily from its cash, short-term and available for sale investments and trade accounts receivable. WatchGuard manages its credit risk by investing its excess cash in a diverse portfolio of high-quality money market instruments and short-term investments.

In addition, substantially all of WatchGuard’s trade accounts receivable are due from WatchGuard’s resellers, distributors and service providers located throughout the world. Revenue information by geographic region is as follows (dollars in thousands):

	Year Ended December 31,
	2002		2003		2004
Americas	$33,075	44.0%	$38,269	48.1%	$39,922	48.2%
EMEA	27,043	36.0	30,288	38.1	31,671	38.3
APAC	15,094	20.0	11,008	13.8	11,174	13.5

Total	$75,212	100.0%	$79,565	100.0%	$82,767	100.0%

WATCHGUARD TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenue information for countries representing more than 10% of total revenues, in dollars and as a percentage of total revenues, is as follows (dollars in thousands):

	Year Ended December 31,
	2002		2003		2004
United States	$32,472	43.2%	$34,741	43.7%	$36,224	43.8%
United Kingdom	9,601	12.8%	13,574	17.1%	12,775	15.4%
Japan	8,979	11.9%	*	*	*	*

*	Less than 10%

Revenue information for customers representing more than 10% of total revenues, in dollars and as a percentage of total revenues, was as follows (dollars in thousands):

	Year Ended December 31,
	2002		2003		2004
Tech Data	$8,285	11.0%	$11,866	14.9%	$13,435	16.2%
Ingram Micro	7,894	10.5%	9,497	11.9%	13,779	16.7%

WatchGuard does not require collateral or other security to support credit sales, but provides an allowance for bad debts based on historical experience and specifically identified risks.

WatchGuard currently outsources its manufacturing to a limited number of third-party contract manufacturers, and some of the key components and licensed technologies incorporated in WatchGuard’s products come from single or limited sources of supply. The inability of any supplier or manufacturer to fulfill supply requirements could negatively impact future operating results.

Stock-Based Compensation

WatchGuard has elected to apply the disclosure-only provisions of SFAS 123, “Accounting for Stock-Based Compensation,” as amended by SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” Accordingly, WatchGuard accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principle Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Compensation cost for stock options is measured as the excess, if any, of the fair value of WatchGuard’s common stock at the date of grant over the stock option exercise price.

Stock compensation expense for options or warrants granted to non-employees has been determined in accordance with EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” and is based on the fair value of the equity instruments issued. The fair value of options granted to non-employees is periodically measured as the underlying options vest.

Pro Forma Disclosures Under SFAS 123

The following pro forma information regarding stock-based compensation has been determined as if WatchGuard had accounted for its employee stock options and its employee stock purchase plan shares under the fair market value method of SFAS 123. The fair value of the employee stock options was estimated at the date of grant, using a minimum value option pricing model through the date of WatchGuard’s initial public offering in July 1999 and using the Black-Scholes pricing model thereafter.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The fair value of each option granted was estimated at the date of grant, with the following weighted average assumptions, as follows:

	For the Years Ended December 31,
	2002	2003	2004
Average risk-free interest rates	3%	2.5% to 3%	3% to 4%
Volatility	1.05	1.08 to 1.16	1.00 to 1.06
Expected life (in years)	4 to 5	5	5
Dividend rate	0%	0%	0%

The weighted average fair values of stock options granted during 2002, 2003 and 2004 were as follows:

	For the Years Ended December 31,
	2002		2003		2004
	Options Granted	Average Fair Value	Options Granted	Average Fair Value	Options Granted	Average Fair Value
Exercise price equal to market price of stock on grant date	4,866,931	$4.01	1,486,600	$4.07	2,863,970	$5.70
Exercise price less than market price of stock on grant date	318,251	5.80	—	—	—	—

For purposes of pro forma disclosures, the estimated fair value of the options is amortized over their vesting periods using the accelerated method.

Pro forma disclosures are not representative of future results. WatchGuard’s pro forma information is as follows (in thousands, except per share data):

	Year Ended December 31,
	2002	2003	2004
Net loss—as reported	$(31,596)	$(16,102)	$(7,681)
Add: stock-based compensation, as reported	1,450	244	21
Deduct: stock-based compensation determined under fair market value method, including employee stock option and stock purchase plans	(32,763)	(14,712)	(11,210)

Net loss—pro forma	$(62,909)	$(30,570)	$(18,870)

Net loss per share, basic and diluted—as reported	$(1.02)	$(0.49)	$(0.23)
Net loss per share, basis and diluted—pro forma	$(2.03)	$(0.93)	$(0.56)

Income Taxes

WatchGuard recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. WatchGuard provides a valuation allowance for deferred tax assets that cannot be currently recognized due to WatchGuard’s cumulative losses and the uncertainty of future recoverability.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Comprehensive Income (Loss)

WatchGuard complies with SFAS 130, “Reporting Comprehensive Income,” which establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. WatchGuard’s comprehensive loss includes net loss and the effect of unrealized gains or losses on securities available for sale. Comprehensive loss is shown on the consolidated statement of stockholders’ equity.

Net Loss Per Share

Basic and diluted net loss per share is calculated using the average number of shares of common stock outstanding. Other common stock equivalents, including stock options, are excluded from the computation of diluted loss per share because their effect is antidilutive.

Segment Information

SFAS 131, “Disclosures About Segments of an Enterprise and Related Information,” establishes standards for reporting information about operating segments in annual financial statements. WatchGuard operates in a single business segment related to Internet and computer security and provides hardware, software and services as a complete security solution. While certain expenses for sales and marketing activities are incurred in various geographical regions, substantially all of WatchGuard’s assets are located, and the majority of its operating expenses are incurred, at its corporate headquarters.

Reclassifications

Certain prior-year items have been reclassified to conform to the current-year presentation including the reclassification of (i) early pay incentive discounts from interest expense to product revenues, (ii) certain leasehold improvements previously netted against the related deferred rent liability from accrued expenses and other liabilities to property and equipment, and (iii) certain deferred rent liabilities from accrued expenses and other liabilities to long-term deferred rent.

Recent Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS 151, “Inventory Costs, an Amendment of ARB No. 43, Chapter 4.” SFAS 151 retains the general principle of ARB No. 43. However, it provides additional clarification that abnormal amounts of idle facility expense, freight, handling costs and spoilage should be recognized as current period expenses. In addition, this standard requires the allocation of fixed production overheads to the costs of conversion based on normal production capacity. The requirements of SFAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Adoption of this standard will not have a material impact on WatchGuard’s consolidated financial statements.

In December 2004, the FASB issued SFAS 123 revised 2004 (SFAS 123(R)), “Share-Based Payment,” which is a revision of SFAS 123, “Accounting for Stock-Based Compensation.” SFAS 123(R) supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Generally, the approach described in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The requirements of SFAS 123(R) are effective for fiscal periods beginning after June 15, 2005, with early adoption of the standard permitted in periods in which financial statements have not yet been issued. SFAS 123(R) allows public companies to recognize

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

compensation expense using either the modified prospective method or the modified retrospective method, which permits entities to restate based on amounts previously recognized under SFAS 123 for purposes of pro forma disclosures for (a) all prior periods presented or (b) prior interim periods of the year of adoption. WatchGuard is currently evaluating pricing models and the transition provisions of this standard.

As permitted by SFAS 123, WatchGuard currently accounts for share-based payments to employees using APB Opinion No. 25’s intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of SFAS 123(R)’s fair value method will have a significant impact on WatchGuard’s operating results. The impact of adoption of SFAS 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had WatchGuard adopted SFAS 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS 123 as described in the disclosure of pro forma net income and earnings per share in Note 1 above.

2.    Accounting for Goodwill and Intangibles with Definite Lives

SFAS 141, “Business Combinations,” and SFAS 142, “Goodwill and Other Intangible Assets,” require business combinations to be accounted for using the purchase method of accounting, and broaden the criteria for recording intangible assets separate from goodwill. SFAS 142 requires that goodwill and other indefinite lived intangibles be tested for impairment at least annually and written down and charged to operating results only in periods in which the recorded value of those assets exceeds their fair value. SFAS 142 prescribes the use of the two-phase approach for testing goodwill for impairment. The first phase is a screen for potential impairment, while the second phase (if necessary) measures the amount of impairment, if any. Current technology and other separable intangible assets that do not have indefinite lives are continued to be amortized over their useful lives.

WatchGuard performs its annual impairment tests for goodwill using an October 1 measurement date. No impairment of goodwill was recognized during 2002, 2003 or 2004.

SFAS 144, “Accounting for the Impairment or Disposal of Long- Lived Assets,” requires that the carrying value of intangible assets and other long-lived assets be reviewed on a regular basis for the existence of facts or circumstances, both internal and external, which may suggest impairment.

During the fourth quarter of 2002, WatchGuard developed a business plan that, because of limited resources, de-emphasized further development and integration of the technology acquired from Qiave Technologies Corporation in 2000. Separately, WatchGuard continued to realize lower than expected revenue from products based on Qiave technology. In accordance with SFAS 144, the undiscounted expected future cash flows were determined to be insufficient to support the carrying value of the Qiave capitalized technology. WatchGuard, therefore, recorded an impairment charge of $6.7 million of capitalized technology related to the acquisition of Qiave. The remaining net balance of Qiave technology of $186,000, after the above-mentioned impairment charge, was fully amortized during 2003.

During the third quarter of 2003, it was determined that an impairment existed for the intangible asset associated with the RapidStream “Secured by Check Point” product brand based on the technology obtained in the 2002 acquisition of RapidStream, Inc. WatchGuard’s increased focus on its core market of small- to medium-sized enterprises, resulting in a significant reduction in WatchGuard’s sales, marketing and development efforts in support of this brand, together with the historically poor performance of the RapidStream “Secured by Check Point” brand, led management to reduce future sales projections for the brand. The revised undiscounted expected future cash flows resulting from the reduced future sales projections were determined to be insufficient to recover the carrying value of the related capitalized technology. WatchGuard therefore recorded an

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

impairment charge of $3.3 million during the quarter ended September 30, 2003, based on the difference between the carrying value of the intangible assets and its estimated fair value using a discounted cash flow approach. In the fourth quarter of 2003, WatchGuard made a decision to exit the market segment served by this product; therefore, an additional impairment charge of $230,000 was recorded during the quarter ended December 31, 2003 for the remaining net book value of this intangible asset.

The following table summarizes other intangibles, net, and other assets as of December 31, 2003 and December 31, 2004 (in thousands):

	December 31,
	2003	2004
Current technology	$9,966	$9,966
Accumulated amortization	(6,801)	(7,775)

	3,165	2,191
Other assets	397	303

	$3,562	$2,494

Current technology will be amortized over its remaining useful lives through 2007. The remaining amortization is expected to be $974,000 in both 2005 and 2006, and $243,000 in 2007.

3.    Balance Sheet Account Detail

Trade Accounts Receivable, Net

Trade accounts receivable, net consisted of the following (in thousands):

	December 31,
	2003	2004
Trade accounts receivable	$9,231	$9,874
Reserve for returns and allowances	(2,283)	(2,299)
Allowance for doubtful accounts	(248)	(270)

	$6,700	$7,305

Inventories, Net

Inventories, net consisted of the following (in thousands):

	December 31,
	2003	2004
Finished goods	$2,638	$2,570
Components	1,868	1,510

	4,506	4,080
Inventory allowance	(1,438)	(935)

	$3,068	$3,145

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	December 31,
	2003	2004
Computer equipment	$5,605	$4,969
Leasehold improvements	3,798	3,901
Furniture and equipment	3,652	3,885
Software	3,707	4,875

	16,762	17,630
Less accumulated depreciation and amortization	(10,250)	(11,327)

	$6,512	$6,303

During 2004, WatchGuard wrote off approximately $1.6 million of fully depreciated assets that were no longer in use.

Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consisted of the following (in thousands):

	December 31,
	2003	2004
Accrued payroll related liabilities	$2,225	$2,811
Other accrued liabilities	4,110	4,770

	$6,335	$7,581

4.    Short-Term and Available for Sale Investments

Short-term and available for sale investments consisted of the following (in thousands):

	Market Value	Gross Unrealized Gains	Gross Unrealized Losses	Amortized Cost
Balance at December 31, 2003:
Corporate debt securities	$18,986	$19	$(29)	$18,996
Government and agency obligations	55,904	52	(83)	55,935

	$74,890	$71	$(112)	$74,931

Balance at December 31, 2004:
Corporate debt securities	$7,577	$—	$(20)	$7,597
Government and agency obligations	64,612	1	(207)	64,818

	$72,189	$1	$(227)	$72,415

At December 31, 2004, gross unrealized losses on WatchGuard’s short-term and available for sale investments relate to certain corporate debt securities and government and agency obligations with an aggregate market value of $56.0 million, of which $6.5 million has been in an unrealized loss position greater

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

than 12 months. Gross unrealized losses on short-term investments are due to market price movements. WatchGuard has the ability to hold these investments to maturity and does not believe that any of the unrealized losses represented an other-than-temporary impairment, based on its evaluation of available evidence, as of December 31, 2004.

The contractual maturities of WatchGuard’s available-for-sale securities, all of which are classified as current, as of December 31, 2004, are as follows (in thousands):

	Market Value	Amortized Cost
Due in one year or less	$38,477	$38,589
Due in one year through two years	22,162	22,276
Due in five years through ten years	900	900
Due beyond ten years	10,650	10,650

	$72,189	$72,415

All investment securities listed as maturing beyond five years have auction rates that are reset at least every 35 days to minimize interest rate risk. These securities are classified as current in WatchGuard’s consolidated balance sheets because they represent investments that are available to fund current operations.

Realized net gains on sales of short-term investments, which were included in interest income, were $443,000 in 2002 and $2,000 in 2003. WatchGuard did not have any realized net gains on sales of its short-term investments in 2004.

5.    Stockholders’ Equity

Stock Options

WatchGuard’s 1996 Stock Incentive Compensation Plan (the 1996 Plan) provides for the grant of incentive and nonqualified stock options to employees, officers, directors, agents, consultants and independent contractors. At December 31, 2004, WatchGuard had reserved 11,858,766 shares of common stock for grant under the 1996 Plan. The number of shares reserved for issuance of stock options under the 1996 Plan is automatically increased on the first day of each fiscal year by the least of (a) 750,000 shares, (b) 3% of the average number of common shares outstanding used to calculate fully diluted earnings per share as reported in WatchGuard’s annual financial statements for the preceding year and (c) an amount determined by the board of directors.

WatchGuard’s 2000 Stock Option Plan (the 2000 Plan) provides for the grant of nonqualified stock options to employees, agents, consultants, advisors and independent contractors. As of December 31, 2004, WatchGuard had reserved 8,000,000 shares of common stock for grant under the 2000 Plan.

Options under both the 1996 Plan and the 2000 Plan generally are granted at fair market value on the date of grant. The shares of common stock covered by options granted on the date of hire generally vest at the rate of 25% on the first anniversary of the date of grant, and an additional 2.08% every month thereafter, with all shares becoming fully vested on the fourth anniversary of the date of grant. Options granted other than on the date of hire generally vest at the rate of 2.08% every month, commencing one month from the date of grant. Stock options granted under both the 1996 Plan and the 2000 Plan have a term of ten years.

In April 2002, WatchGuard acquired RapidStream, Inc. Under the terms and conditions of the acquisition, the RapidStream, Inc. 1998 Stock Option Plan (the RapidStream Plan) was assumed by WatchGuard and all

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

options to purchase shares of RapidStream common stock at the effective time of the acquisition converted into options to purchase an aggregate of 318,251 shares of WatchGuard common stock (see Note 12 to WatchGuard’s consolidated financial statements) granted under the RapidStream Plan. At the time of acquisition, WatchGuard had reserved 645,896 shares of common stock for grant under the RapidStream Plan.

The following table summarizes WatchGuard’s stock option activity for all of its stock option plans during 2002, 2003 and 2004:

	2002		2003		2004
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Balance at beginning of period	4,999,942	$12.75	7,754,251	$9.08	6,611,756	$8.19
Granted	5,185,182	5.57	1,486,600	5.14	2,863,970	7.48
Exercised	(452,717)	2.34	(252,610)	3.68	(368,857)	4.80
Canceled	(1,978,156)	10.72	(2,376,485)	9.66	(2,384,633)	8.71

Balance at end of period	7,754,251	9.08	6,611,756	8.19	6,722,236	7.89

Exercisable at end of period	2,828,529	10.74	3,689,901	9.64	3,778,450	8.98
Shares of common stock available for grant					7,103,903

The weighted average remaining contractual life and weighted average exercise price of options outstanding and options exercisable at December 31, 2004 under all of WatchGuard’s stock option plans for selected exercise price ranges is as follows:

	Options Outstanding			Options Exercisable
Exercise Prices	Shares	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$ 0.13 – 4.43	736,336	7.79	$3.79	348,994	$3.35
4.45 – 5.44	753,012	7.80	4.97	442,239	5.00
5.46 – 6.01	320,520	8.15	5.82	163,213	5.81
6.02 – 6.02	805,948	7.26	6.02	593,667	6.02
6.04 – 6.21	746,026	7.33	6.13	685,521	6.13
6.25 – 7.19	561,437	8.33	6.68	149,282	6.63
7.21 – 7.21	1,000,000	9.50	7.21	—	—
7.28 – 8.29	678,816	8.98	8.09	311,605	8.09
8.42 –14.09	853,141	5.76	13.13	819,226	13.22
$14.44 –53.06	267,000	5.38	28.20	264,703	28.32

	6,722,236	7.76	$7.89	3,778,450	$8.98

Deferred Stock-Based Compensation

WatchGuard uses the intrinsic value-based method to account for all of its employee stock-based compensation arrangements. Therefore, compensation costs are not recognized in WatchGuard’s consolidated financial statements, unless the underlying fair value of WatchGuard’s common stock exceeds the exercise price of the stock options at the date of grant.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In 2002, WatchGuard recorded $558,000 of deferred stock-based compensation in connection with the acquisition of RapidStream (see Note 12 to WatchGuard’s consolidated financial statements), $419,000 of which related to WatchGuard’s assumption of unvested options to purchase RapidStream common stock and $139,000 of which related to the issuance of WatchGuard common stock to twelve RapidStream employees, subject to a repurchase restriction, released over a 28-month period beginning on the purchase date. Also in 2002, WatchGuard recorded $24,000 of deferred stock-based compensation related to 6,000 option shares granted to consultants in 2002. In addition, WatchGuard decreased, by $25,000, deferred stock-based compensation previously recorded for 2001 stock option grants to consultants, due to the remeasurement of the originally estimated fair value of these grants. Final measurement of the fair value of options granted to consultants in 2002 will not occur until the options are fully vested in 2006.

In 2002, WatchGuard also recorded an adjustment of $211,000 to reduce previously recorded deferred stock-based compensation for the unvested portion of options upon termination of employees prior to vesting.

In 2003, WatchGuard recorded $16,000 of deferred stock-based compensation due to modification of terms on the previously issued options and decreased deferred compensation by $1,000 due to re-measurement of the estimated fair value of options issued to consultants in 2001 and 2002.

In 2004, WatchGuard recorded $6,000 of deferred stock-based compensation resulting from an additional 4,000 option shares granted to a consultant and re-measurement of the estimated fair value of options issued to consultants in 2001 and 2002.

Amounts recorded as deferred stock-based compensation related to stock options are generally being amortized over the vesting period of the individual award (generally three to four years), using the accelerated method, consistent with FASB Interpretation No. 28. Amortization of deferred stock-based compensation related to shares subject to repurchase is generally recognized over the term of the related employment agreements. Stock-based compensation expense was $1.5 million, $244,000 and $21,000 in 2002, 2003 and 2004, respectively. In 2002, 2003 and 2004, stock-based compensation expense included $10,000, $31,000 and $3,000 for amortization of deferred stock option expense on options issued to consultants.

Stock Option Exchange Program

On August 1, 2001, WatchGuard cancelled options to purchase 2,106,347 shares of WatchGuard common stock with exercise prices ranging from $14.47 to $100.19 per share. In exchange for these options, in February 2002, WatchGuard granted options to purchase 1,833,303 shares of WatchGuard common stock with exercise prices equal to $6.1255 per share, the then fair market value of the underlying common stock. Each replacement option vested and was exercisable substantially to the same degree as the original option.

1999 Employee Stock Purchase Plan

The 1999 Employee Stock Purchase Plan (the ESPP) permits eligible employees of WatchGuard to purchase common stock through payroll deductions of up to 15% of their compensation. The price of the common stock purchased under the ESPP will be the lesser of 85% of the fair market value on the first day of an offering period and 85% of the fair market value on the last day of an offering period. WatchGuard authorized the issuance under the ESPP of a total of 600,000 shares of common stock, plus an automatic annual increase to be added on the first day of each fiscal year equal to the least of (a) 400,000 shares, (b) 1.5% of the average number of common shares outstanding used to calculate fully diluted earnings per share as reported in WatchGuard’s annual financial statements for the preceding year and (c) an amount determined by the board of directors.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A total of 167,701, 184,410 and 217,186 shares of common stock were purchased by WatchGuard employees under the ESPP during 2002, 2003 and 2004, respectively. At December 31, 2004, WatchGuard had a total of 1,519,040 shares of common stock reserved for future issuance under the ESPP.

Common Shares Reserved

At December 31, 2004, common stock reserved for future issuance was as follows:

Outstanding stock options	6,722,236
Stock options available for future grant	7,103,903
ESPP	1,519,040

15,345,179

6.    Net Loss per Share

Basic and diluted net loss per common share is calculated by dividing net loss by the weighted average number of common shares outstanding. Options to purchase 7,754,251 shares, 6,611,756 shares and 6,722,236 shares of common stock at December 31, 2002, 2003 and 2004, respectively, and 8,821 shares and 277 shares of common stock subject to repurchase at December 31, 2002 and 2003, respectively, were excluded from the computation of diluted net loss per common share, as their effect is antidilutive.

7.    Income Taxes

At December 31, 2004, WatchGuard had a net operating loss carryforward for federal tax purposes of approximately $201.2 million and research and development tax credit carryforwards of $4.3 million. These carryforwards begin to expire after the 2011 tax year. Utilization of net operating loss carryforwards may be subject to certain limitations under Section 382 of the Internal Revenue Code. Approximately $104.2 million of the net operating losses generated for federal income tax purposes are not available to reduce income tax expense for financial reporting purposes because the tax effects of tax deductions for employee stock options in excess of the related financial reporting compensation expense are recognized as a component of stockholders’ equity. A valuation allowance has been established to reflect the uncertainty of generating future taxable income necessary to utilize available tax loss carryforwards.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

WatchGuard provides for deferred taxes based on the difference between the basis of assets and liabilities for financial reporting purposes and the basis for income tax purposes, calculated using enacted rates that will be in effect when the differences are expected to reverse. Significant components of WatchGuard’s deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2003	2004
Deferred tax assets:
Net operating loss carryforwards	$67,668	$69,864
Acquisition intangibles	261	391
Research and development tax credit	3,961	4,347
Sales reserve and allowance for bad debts	1,644	2,109
Accrued expenses and other	1,733	2,257
Restructuring charge	2,047	1,772

Total deferred tax assets	77,314	80,740
Valuation allowance	(77,314)	(80,740)

Net deferred taxes	$—	$—

WatchGuard’s valuation allowance increased by $14.3 million, $6.5 million and $3.4 million in 2002, 2003 and 2004, respectively. Included in the amount for 2002 is an increase in the valuation allowance associated with the acquisition of RapidStream of $6.6 million.

The reconciliation of the income tax provision (benefit) calculated using the federal statutory rates to the recorded income tax provision are as follows (dollars in thousands):

	December 31,
	2002 Tax Effected		2003 Tax Effected		2004 Tax Effected
	Amount	Rate	Amount	Rate	Amount	Rate
Net loss before taxes	$(31,567)		$(16,068)		$(7,726)

Expected tax benefit at federal statutory rate	$(10,733)	34.0%	$(5,463)	34.0%	$(2,627)	34.0%
Expected tax benefit at state statutory rate	(247)	0.8	(126)	0.8	$(139)	1.8
Research and development credit	(350)	1.1	(724)	4.5	(298)	3.9
Permanent differences, including non-deductible acquisition costs	3,366	(10.7)	(280)	1.7	(362)	4.7
Tax benefit not recognized due to valuation allowance	7,964	(25.2)	6,593	(41.0)	3,426	(44.4)
Foreign tax expense	29	(0.1)	34	(0.2)	(45)	0.6

Total tax expense (benefit)	$29	(0.1)%	$34	(0.2)%	$(45)	0.6%

8.    401(k) Retirement Plan

WatchGuard sponsors a 401(k) plan that is available to all employees who satisfy certain eligibility requirements relating to minimum age, length of service and hours worked. Eligible employees may elect to contribute up to 15% of their pre-tax gross earnings, subject to statutory limitations regarding maximum

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

contributions. WatchGuard may also make a discretionary contribution to the plan. No such contributions have been made by WatchGuard.

9.    Commitments

WatchGuard leases office space and some computer equipment under noncancelable operating leases. Facilities commitments include a 10-year lease for its corporate headquarters in Seattle, Washington, which expires in September 2010. WatchGuard has the option to extend this lease for an additional five-year term.

WatchGuard’s operating lease arrangement for its corporate headquarters includes a collateral restriction that requires WatchGuard to maintain an irrevocable standby letter of credit issued to WatchGuard’s landlord and secured by restricted cash. At December 31, 2003 and 2004, WatchGuard’s restricted cash balance was $3.0 million in conjunction with this facilities lease.

WatchGuard also leases a product fulfillment and distribution warehouse in Seattle, with the lease term through April 2006. WatchGuard also leases facilities in Aliso Viejo, San Jose and Tustin, California and Waltham, Massachusetts under operating leases that expire between 2005 and 2007, in addition to leases for other sales offices under operating leases or other lease obligations that expire over various terms. WatchGuard’s excess facilities at its corporate headquarters in Seattle, and in Waltham and Aliso Viejo are partially subleased to tenants, with sublease terms that expire between 2005 and 2010. Future minimum payments at December 31, 2004 under leases for office space and computer equipment, net of future minimum rental income from sublease of $2.0 million, are as follows (in thousands):

	Abandoned in Restructuring, net	Facilities and Equipment in Use	Total
2005	$872	$2,240	$3,112
2006	875	1,881	2,756
2007	1,016	1,828	2,844
2008	1,049	1,876	2,925
2009	1,080	1,927	3,007
Thereafter	732	1,300	2,032

	$5,624	$11,052	$16,676

Rent expense for 2002, 2003 and 2004 was $3.2 million, $3.5 million and $3.2 million, respectively.

In addition to the foregoing lease commitments, WatchGuard is a party to several noncancelable and nonrefundable agreements to purchase inventory in 2005. The total of these commitments was $2.6 million at December 31, 2004.

In addition, WatchGuard has contractual agreements with some of its distributors to reimburse them for advertising and other marketing activities that they may incur to promote WatchGuard’s products, contingent on performance of those activities in the future. At December 31, 2004, the total amount of those agreements was $555,000.

10.    Guarantees

In November 2002, the FASB issued FASB Interpretation No., or FIN, 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45

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requires a company that is a guarantor to make specific disclosures about its obligations under certain guarantees that it has issued. FIN 45 also requires a company to recognize, at the inception of a guarantee, a liability for the fair value of the obligations it has undertaken in issuing certain other types of guarantees.

As discussed in Note 9 to WatchGuard’s consolidated financial statements, WatchGuard’s operating lease for its corporate headquarters includes a collateral restriction that requires WatchGuard to maintain a standby letter of credit secured by restricted cash.

WatchGuard’s hardware products carry a one-year warranty from the delivery date that includes factory repair services or replacement products as needed. WatchGuard accrues estimated expenses for warranty obligations at the time that products are shipped based on historical product repair and replacement information. WatchGuard’s liability is affected by the warranty terms provided to WatchGuard by the original equipment manufacturers ranging from 16 to 24 months from the manufacture date. Other factors that affect WatchGuard’s warranty liability include the number of installed units, historical rates of warranty claims and cost per claim. WatchGuard periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. WatchGuard’s estimated product warranty liability was $197,000 and $530,000 at December 31, 2003 and 2004, respectively.

Changes to WatchGuard’s estimated product warranty liability during the year ended December 31, 2004 were as follows (in thousands):

Balance at December 31, 2003	$197
Additions charged to cost of revenues during the period	602
Settlements made during the period	(269)

Balance at December 31, 2004	$530

11.    Business Restructuring

WatchGuard recorded restructuring charges of approximately $8.1 million, $1.0 million and $400,000 in 2002, 2003 and 2004, respectively. These costs are accounted for under EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity” as they pertain to the restructuring plans initiated in 2001 and 2002.

2001 Restructuring

In the second quarter of 2001, WatchGuard announced a restructuring plan designed to streamline operations and reduce operating costs. This restructuring plan included a reduction in workforce and a consolidation of excess facilities, in addition to other cost-saving strategies. As part of the restructuring plan, WatchGuard exited the consumer security market and terminated various original equipment manufacturer agreements to develop product and services for that market, and streamlined operations in support of new products and services aimed at business customers. As a result of this restructuring, WatchGuard recorded a $3.7 million restructuring charge in 2001. Additional charges of $1.4 million, $300,000 and $247,000 related to the 2001 restructuring plan were recorded in 2002, 2003 and 2004, respectively, due to the revision of estimated proceeds from the sublease of excess facilities, as the real estate market remains depressed longer than originally expected.

As part of this reorganization, WatchGuard implemented a workforce reduction of 50 employees, which represented approximately 16% of WatchGuard’s employee base at that time and included employees from all of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

WatchGuard’s functional areas. All such employees were terminated prior to June 30, 2001. Other expenses associated with the reorganization consisted of stock-based compensation expense associated with the acceleration of vesting of stock subject to repurchase and stock options held by terminated employees, the discontinuation of the consumer security market products and the abandonment of facilities and equipment. Costs that related to ongoing operations were not included as restructuring charges. All restructuring charges were paid as of December 31, 2001, except accrued amounts primarily related to losses for the lease commitments, net of estimated proceeds from subleases of abandoned facilities, which are expected to be paid through August 2010. Revenues recorded from the consumer security market were insignificant prior to the restructuring.

The accrued liability relating to this restructuring as of December 31, 2002, 2003 and 2004, and activity recorded through 2002, 2003 and 2004, are as follows (in thousands):

	Restructuring Charges in 2002	Amounts Paid or Charged in 2002	Accrued Restructuring Balance December 31, 2002
Abandoned facilities and other	$1,383	$(834)	$2,035

	Restructuring Charges in 2003	Amounts Paid or Charged in 2003	Accrued Restructuring Balance December 31, 2003
Abandoned facilities and other	$300	$(621)	$1,714

	Restructuring Charges in 2004	Amounts Paid or Charged in 2004	Accrued Restructuring Balance December 31, 2004
Abandoned facilities and other	$247	$(469)	$1,492

2002 Restructuring

In the second quarter of 2002, WatchGuard implemented a restructuring plan primarily designed to eliminate redundancies and excess headcount resulting from the acquisition of RapidStream (see Note 12 to WatchGuard’s consolidated financial statements), which included a reduction in workforce, consolidation of excess facilities and elimination of technology-related contracts that are no longer required or part of WatchGuard’s strategy. As a result of this restructuring, WatchGuard recorded a $6.7 million restructuring charge during 2002. Additional charges related to the 2002 restructuring plan of $700,000 and $153,000 were recorded in 2003 and 2004, respectively, due to the revision of estimated proceeds from the sublease of excess facilities, as the real estate market remains depressed longer than originally expected.

As part of this reorganization, WatchGuard implemented a workforce reduction of 36 employees, which represented approximately 10% of WatchGuard’s post-acquisition employee base and included employees from all of WatchGuard’s functional areas. All such employees were terminated prior to June 30, 2002. Other costs associated with the reorganization consist of contract terminations and the consolidation of excess facilities. Costs that related to ongoing operations were not included as restructuring charges. Restructuring charges for severance and termination benefits were paid by December 31, 2002. Contract termination costs were paid by June 30, 2003. Amounts related to losses for the lease commitments, net of proceeds from the sublease of abandoned facilities of approximately $3.4 million at December 31, 2004, are expected to be paid through 2010.

WATCHGUARD TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The accrued liability relating to this restructuring as of December 31, 2002, 2003 and 2004, and activity recorded through 2002, 2003 and 2004, are as follows (in thousands):

	Restructuring Charges in 2002	Amounts Paid or Charged in 2002	Accrued Restructuring Balance December 31, 2002
Severance and termination benefits	$529	$(529)	$—
Costs related to cancellation of technology-related contracts	637	(57)	580
Abandoned facilities and other	5,542	(750)	4,792

Total	$6,708	$(1,336)	$5,372

	Restructuring Charges in 2003	Amounts Paid or Charged in 2003	Accrued Restructuring Balance December 31, 2003
Costs related to cancellation of technology-related contracts	$—	$(580)	$—
Abandoned facilities and other	700	(1,471)	4,021

Total	$700	$(2,051)	$4,021

	Restructuring Charges in 2004	Amounts Paid or Charged in 2004	Accrued Restructuring Balance December 31, 2004
Abandoned facilities and other	$153	$(778)	$3,396

12.    Acquisition of RapidStream, Inc.

On April 2, 2002, WatchGuard acquired all of the outstanding capital stock of RapidStream, Inc., a privately held provider of ASIC (application specific integrated circuit)-based firewall and virtual private networking (VPN) appliances. The acquisition of RapidStream brings ASIC technology that allows WatchGuard to address customers that require enterprise-level networking functionality and VPN scalability. The results of RapidStream’s operations have been included in WatchGuard’s consolidated financial statements since the date of acquisition.

The total RapidStream consideration of $51.0 million was comprised of (a) $16.5 million in cash, (b) 4.92 million shares of WatchGuard common stock valued at $31.0 million, (c) WatchGuard’s assumption of RapidStream’s obligations under its stock option plan, resulting in the conversion of RapidStream options into options to purchase 318,251 shares of WatchGuard common stock valued at approximately $1.8 million using the Black-Scholes pricing model and the following assumptions: risk-free interest rate of 4.75%, an expected life of 5 years and a volatility of 1.37, and (d) $1.7 million in professional fees related to the acquisition. Deferred stock-based compensation associated with the conversion of unvested RapidStream stock options and the issuance of restricted stock was $558,000.

WATCHGUARD TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the purchase price allocation as of December 31, 2002 (in thousands):

Tangible assets and liabilities:
Cash	$2,183
Accounts receivable	210
Inventory	627
Property and equipment	944
Other assets	361
Accounts payable and accrued liabilities	(4,542)
Deferred revenue	(79)

Total fair value of RapidStream tangible assets, net of liabilities	(296)
Current technology	9,966
Goodwill	39,614
Acquired in-process research and development	1,179

Total purchase price	50,463
Deferred stock-based compensation	558

Total consideration, including deferred stock-based compensation	$51,021

Tangible assets and liabilities.    Tangible assets and liabilities are recorded at fair value. The accounts payable and accrued liabilities included acquisition-related liabilities of approximately $2.9 million for severance and termination costs associated with RapidStream employees, costs related to the abandonment of excess facilities, a liability reflecting the fair value of an above-market lease, and other costs. Amounts recorded related to these items and accrued balances remaining at December 31, 2002, 2003 and 2004 were as follows (in thousands):

	Acquisition Liabilities at April 2, 2002	Amounts Paid or Charged	Balance at December 31, 2002
Severance and termination costs	$606	$(604)	$2
Above-market lease and abandoned facilities	2,288	(711)	1,577

Total acquisition-related liabilities	$2,894	$(1,315)	$1,579

	Balance at December 31, 2002	Amounts Paid or Charged	Balance at December 31, 2003
Severance and termination costs	$2	$(2)	$—
Above-market lease and abandoned facilities	1,577	(773)	804

Total acquisition-related liabilities	$1,579	$(775)	$804

	Balance at December 31, 2003	Amounts Paid or Charged	Balance at December 31, 2004
Above-market lease and abandoned facilities	$804	$(804)	$—

As part of the acquisition, WatchGuard terminated 21 employees from the original RapidStream workforce. All of these employees were terminated prior to December 31, 2002.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Current technology.    Values assigned to current technology were determined using the income approach. Under the income approach, fair value reflects the present value of the projected cash flows that are expected to be generated by the products incorporating the current technology. To determine the value of current technology, WatchGuard discounted the expected future cash flows of the existing technology products at a rate of 15%, taking into account the weighted average cost of capital and risks related to the characteristics and applications of each product, existing and future markets and assessments of the life-cycle stage of each project. Based on this analysis, WatchGuard capitalized the existing technology that had reached technological feasibility.

The projected revenues used in the income approach were based on the 2002 estimates of future revenues that could have been most likely generated by the commercial sales of the technology. The useful life of the current technology was estimated to be five years. Gross profit was assumed to be 58% in the partial year of 2002, 60% in 2003 and 70% in each of the remaining three years of the five-year projection period. Operating expenses, including sales and marketing, research and development and general and administrative costs, were assumed to be 79% of revenues in the initial year of the projection, declining to 29% in 2003 and 38% for each of the three remaining years.

As discussed in Note 2 to WatchGuard’s consolidated financial statements, during the third quarter of 2003, WatchGuard recorded an impairment charge of $3.3 million for the intangible asset associated with the RapidStream “Secured by Check Point” product brand that represents a subset of the total current technology obtained in the 2002 acquisition of RapidStream. In the fourth quarter of 2003, WatchGuard made a decision to exit the market segment served by this product; therefore, an additional impairment charge of $230,000 was recorded in the quarter ended December 31, 2003 for the remaining net book value of this intangible asset.

Goodwill.    The value assigned to goodwill represents the excess of the purchase price over the sum of the amounts assigned to identifiable assets acquired less liabilities assumed. A value of approximately $39.6 million was assigned to goodwill in the acquisition. The goodwill is not deductible for tax purposes.

Acquired in-process research and development.    Values assigned to the acquired in-process research and development (IPR&D) were determined using an income approach. To determine the value of the IPR&D, WatchGuard considered, among other factors, the state of development of each project, the time and cost needed to complete each project, expected income and associated risks, which included the inherent difficulties and uncertainties in completing the project and achieving technological feasibility and risks related to the viability of and potential changes in future target markets. This analysis resulted in amounts assigned to IPR&D for projects that had not yet reached technological feasibility and do not have alternative future uses. The entire $1.2 million allocated to acquired IPR&D was expensed on the date of acquisition.

At the time of the acquisition, three IPR&D projects were identified as being related to future products for which technological or commercial feasibility had not yet been established and that did not have an alternative future use. WatchGuard analyzed each project, using estimated percentage completion factors ranging from less than 10% to 65%. Revenue growth rates for RapidStream’s IPR&D were assumed to be as high as 175% in the year after the year of introduction and decreasing each year to a negative growth rate of 35% in the final year of the five-year projection period. Projected annual revenues related to IPR&D ranged from approximately $1.6 million to $5.0 million over the term of the projections. These projections were based on aggregate revenue growth rates for the business as a whole, anticipated growth rates for the Internet security market, anticipated product development and product introduction cycles and the estimated life of the underlying technology.

Gross profit was assumed to be 58% in the partial year of 2002, 60% in 2003 and 70% in each of the remaining three years of the five-year projection period. Operating expenses, including sales and marketing, research and development and general and administrative costs, were assumed to be 161% of revenues in the initial year of the projection, declining to 29% in 2003 and 38% for each of the three remaining years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

WatchGuard used a 25% discount rate for valuing the acquired IPR&D. In arriving at the discount rate, WatchGuard considered the implied rate of the transaction and the weighted average cost of capital. WatchGuard also took into account risks related to the characteristics and applications of each project, existing future markets and assessments of the life cycles of each project.

Deferred compensation.    A total of approximately $558,000 of deferred stock-based compensation was recorded in connection with the acquisition. Approximately $419,000 of the deferred stock-based compensation was due to WatchGuard’s assumption of unvested options to purchase RapidStream common stock. This deferred stock-based compensation was based on the intrinsic value of the unvested options at the closing date of the merger. In addition, before the close of the merger, twelve RapidStream employees were allowed to exercise a portion of their unvested options. The WatchGuard stock that was acquired by the former RapidStream employees in exchange for the RapidStream stock acquired upon the exercise of these options is considered restricted and the restrictions will lapse over the original vesting term of the options, which did not exceed 28 months from the date of purchase. Additionally, because the shares of RapidStream were exchanged for a cash payment in addition to shares of WatchGuard common stock, the cash payment related to the restricted shares was also subject to the same vesting period. The total number of restricted shares is 25,281 and the intrinsic value of the arrangement in the amount of $139,000 was recorded as deferred compensation, based on the fair value of WatchGuard common stock on the closing date of the merger. At December 31, 2004, none of these shares remained subject to repurchase.

Pro forma results.    The following unaudited pro forma combined historical results for 2002 are presented as if RapidStream had been acquired on January 1, 2002. The pro forma results, which exclude the nonrecurring charge in 2002 of $1.2 million for IPR&D, are presented below (in thousands, except per share data):

Years Ended December 31, 2002
Total revenues, net	$75,886
Net loss	$(35,776)
Pro forma basic and diluted net loss per share	$(1.00)

WATCHGUARD TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13.    Quarterly Financial Data (Unaudited)

The following tables provide WatchGuard’s unaudited results of operations, both in dollar amounts and as a percentage of total revenues, for each quarter in the eight-quarter period ended December 31, 2004. In WatchGuard’s opinion, this unaudited information has been prepared on the same basis as its audited consolidated financial statements. This information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the quarters presented when read in conjunction with WatchGuard’s consolidated financial statements and the notes to its consolidated financial statements. The results of operations for any quarter are not necessarily indicative of WatchGuard’s future results.

	Three Months Ended
	Mar. 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	Mar. 31, 2004 (3)	June 30, 2004 (3)	Sept. 30, 2004 (3)	Dec. 31, 2004
					(restated)	(restated)	(restated)
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues:
Product (1)	$14,430	$12,994	$11,901	$13,145	$13,644	$15,457	$13,393	$11,904
Service	7,230	6,888	6,554	6,423	6,562	7,069	7,381	7,357

Total revenues	21,660	19,882	18,455	19,568	20,206	22,526	20,774	19,261
Cost of revenues:
Product	4,975	6,066	5,848	6,691	6,397	6,566	6,379	5,547
Service	1,475	1,556	1,707	1,344	1,344	1,431	1,390	1,389

Total cost of revenues	6,450	7,622	7,555	8,035	7,741	7,997	7,769	6,936

Gross margin	15,210	12,260	10,900	11,533	12,465	14,529	13,005	12,325
Operating expenses:
Sales and marketing	8,673	8,204	7,285	7,503	8,395	8,300	7,740	8,465
Research and development	5,219	5,337	5,323	4,914	4,539	4,708	4,403	4,493
General and administrative	1,934	2,016	1,940	2,155	2,252	2,079	2,055	2,442
Stock-based compensation	121	62	26	35	11	7	—	3
Amortization of other intangible assets acquired	518	554	553	338	244	243	243	244
Impairment of other intangible assets acquired	—	—	3,300	230	—	—	—	—
Restructuring charges	—	—	—	1,000	—	—	400	—

Total operating expenses	16,465	16,173	18,427	16,175	15,441	15,337	14,841	15,647

Operating loss	(1,255)	(3,913)	(7,527)	(4,642)	(2,976)	(808)	(1,836)	(3,322)
Interest income, net:
Interest income	413	325	276	274	274	298	322	362
Interest expense (1)	(1)	(4)	(7)	(7)	(8)	(11)	(12)	(9)

Total interest income, net	412	321	269	267	266	287	310	353

Loss before income taxes	(843)	(3,592)	(7,258)	(4,375)	(2,710)	(521)	(1,526)	(2,969)
Income tax provision (benefit)	6	8	10	10	14	29	23	(111)

Net loss	$(849)	$(3,600)	$(7,268)	$(4,385)	$(2,724)	$(550)	$(1,549)	$(2,858)

Basic and diluted net loss per share (2)	$(0.03)	$(0.11)	$(0.22)	$(0.13)	$(0.08)	$(0.02)	$(0.05)	$(0.08)

Shares used in calculation of basic and diluted net loss per share (2)	32,740	32,842	32,907	33,066	33,250	33,461	33,575	33,667

WATCHGUARD TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(1)	Reflects the reclassification of early pay incentive discounts from interest expense to product revenues, in accordance with generally accepted accounting principles, for all periods presented.
(2)	See Notes 1 and 6 to WatchGuard’s consolidated financial statements for an explanation of the method used to calculate basic and diluted net loss per share.
(3)	Operating results for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 have been restated due to certain accounting errors reported in WatchGuard’s previously issued consolidated financial statements. Operating results for the quarter ended March 31, 2004, include the cumulative effect of certain prior-period errors determined to be immaterial, both individually and in the aggregate, to WatchGuard’s previously issued consolidated financial statements. See “Restatement” below for further discussion regarding WatchGuard’s accounting treatment for these items.

WATCHGUARD TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Three Months Ended
	Mar. 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	Mar. 31, 2004 (2)	June 30, 2004 (2)	Sept. 30, 2004 (2)	Dec. 31, 2004
					(restated)	(restated)	(restated)
Consolidated Statements of Operations Data:
Revenues:
Product (1)	66.6%	65.4%	64.5%	67.2%	67.5%	68.6%	64.5%	61.8%
Service	33.4	34.6	35.5	32.8	32.5	31.4	35.5	38.2

Total revenues	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Cost of revenues:
Product	23.0	30.5	31.7	34.2	31.7	29.1	30.7	28.8
Service	6.8	7.8	9.2	6.9	6.6	6.4	6.7	7.2

Total cost of revenues	29.8	38.3	40.9	41.1	38.3	35.5	37.4	36.0

Gross margin	70.2	61.7	59.1	58.9	61.7	64.5	62.6	64.0

Operating expenses:
Sales and marketing	40.0	41.3	39.5	38.3	41.5	36.9	37.2	43.9
Research and development	24.1	26.8	28.9	25.1	22.5	20.9	21.2	23.3
General and administrative	8.9	10.2	10.5	11.0	11.1	9.2	9.9	12.7
Stock-based compensation	0.6	0.3	0.1	0.2	0.1	—	—	—
Amortization of other intangible assets acquired	2.4	2.8	3.0	1.7	1.2	1.1	1.2	1.3
Impairment of other intangible assets acquired	—	—	17.9	1.2	—	—	—	—
Restructuring charges	—	—	—	5.1	—	—	1.9	—

Total operating expenses	76.0	81.4	99.9	82.6	76.4	68.1	71.4	81.2

Operating loss	(5.8)	(19.7)	(40.8)	(23.7)	(14.7)	(3.6)	(8.8)	(17.2)

Interest income, net:
Interest income	1.9	1.6	1.5	1.4	1.3	1.4	1.5	1.9
Interest expense (1)	—	—	—	—	—	(0.1)	(0.1)	(0.1)

Total interest income, net	1.9	1.6	1.5	1.4	1.3	1.3	1.4	1.8

Loss before income taxes	(3.9)	(18.1)	(39.3)	(22.3)	(13.4)	(2.3)	(7.4)	(15.4)
Income tax provision (benefit)	0.0	0.0	0.1	0.1	0.1	0.1	0.1	(0.6)

Net loss	(3.9)%	(18.1)%	(39.4)%	(22.4)%	(13.5)%	(2.4)%	(7.5)%	(14.8)%

(1)	Reflects the reclassification of early pay incentive discounts from interest expense to product revenues, in accordance with generally accepted accounting principles, for all periods presented.
(2)	Operating results for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 have been restated due to certain accounting errors reported in WatchGuard’s previously issued consolidated financial statements. Operating results for the quarter ended March 31, 2004, include the cumulative effect of certain prior-period errors determined to be immaterial, both individually and in the aggregate, to WatchGuard’s previously issued consolidated financial statements. See “Restatement” below for further discussion regarding WatchGuard’s accounting treatment for these items.

WATCHGUARD TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Restatement

During WatchGuard’s financial close and audit process, WatchGuard discovered certain errors in its previously issued consolidated financial statements. These errors pertained to (i) inaccurate income statement classification of early pay incentive discounts taken by customers, (ii) under-accrual of customer rebate obligations, and (iii) timing of revenue recognition associated with specific products and services (resulting in an overstatement of product revenue and an understatement of deferred revenue).

Generally accepted accounting principles require early pay incentive discounts to be recorded as a reduction to revenue, not as a component of interest expense, as previously reported by WatchGuard. Accordingly, WatchGuard properly reclassified early pay incentive discounts from interest expense to revenue for all previously issued consolidated financial statements.

WatchGuard conducted a comprehensive and detailed evaluation of all errors identified, both individually and in the aggregate, in order to assess the materiality and financial statement impact on its previously issued consolidated financial statements. The evaluation was limited to previously issued consolidated financial statements for all interim periods in 2003 and 2004, as well as prior-period consolidated financial statements required for comparative purposes in WatchGuard’s Form 10-K for 2004.

Based on WatchGuard’s analysis, it does not believe that the impact of the errors identified, either individually or in the aggregate, would be material to the annual period in which they were reported in 2002 or the annual or interim periods in which they were reported in 2003. However, it was determined that errors identified and reported in previously issued consolidated financial statements for interim periods in 2004 would have a material impact on those periods. Accordingly, WatchGuard restated its previously issued consolidated financial statements for the first three quarters of 2004. The cumulative financial impact of errors affecting periods prior to 2004 amounted to $412,000, and has been recorded as a reduction to revenue and an increase in operating loss and net loss for the three months ended March 31, 2004.

WATCHGUARD TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Below is a reconciliation of WatchGuard’s previously reported operating results to reclassified operating results, reflecting the reclassification of early pay incentive discounts from interest expense to revenue, and a reconciliation of reclassified operating results to restated operating results, reflecting adjustments to accurately recorded customer rebate obligations and deferred revenue for all previously reported interim periods in 2004 (in thousands, except per share amounts):

	Quarter Ended
	Mar. 31, 2004	June 30, 2004	Sept. 30, 2004
Consolidated Statements of Operations Data:
As Previously Reported:
Revenue	$21,476	$23,021	$21,283
Operating loss	(1,706)	(313)	(1,327)
Net loss	(1,615)	(239)	(1,204)
Net loss per share	$(0.05)	$(0.01)	$(0.04)

Reclassification of Early Pay Incentive Discounts:
Revenue	$(161)	$(184)	$(164)
Operating loss	(161)	(184)	(164)
Net loss	—	—	—
Net loss per share	$—	$—	$—

Reclassified for Early Pay Incentive Discounts:
Revenue	$21,315	$22,837	$21,119
Operating loss	(1,867)	(497)	(1,491)
Net loss	(1,615)	(239)	(1,204)
Net loss per share	$(0.05)	$(0.01)	$(0.04)

Adjustment for Customer Obligations and Deferred Revenue:
Revenue	$(1,109)	$(311)	$(345)
Operating loss	(1,109)	(311)	(345)
Net loss	(1,109)	(311)	(345)
Net loss per share	$(0.03)	$(0.01)	$(0.01)

Restated:
Revenue	$20,206	$22,526	$20,774
Operating loss	(2,976)	(808)	(1,836)
Net loss	(2,724)	(550)	(1,549)
Net loss per share	$(0.08)	$(0.02)	$(0.05)